EXHIBIT (a)(1)(A)

OFFER TO PURCHASE FOR CASH

ALL OUTSTANDING SHARES OF COMMON STOCK

OF

VIASYS HEALTHCARE INC.

BY

EAGLE MERGER CORP.

A WHOLLY OWNED SUBSIDIARY

OF

CARDINAL HEALTH, INC.

AT

$42.75 PER SHARE NET TO SELLERS

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, AT THE END OF WEDNESDAY, JUNE 20, 2007, UNLESS THE OFFER IS EXTENDED.

Cardinal Health, Inc. (“Cardinal Health”), through its wholly owned subsidiary, Eagle Merger Corp. (“Offeror”) is offering to purchase all of the outstanding shares of common stock, par value $0.01 per share (the “Shares”) of VIASYS Healthcare Inc. (“VIASYS”) at a price per share of $42.75 (plus, if the first acceptance for payment by Offeror of the Shares tendered in the offer has not occurred on or prior to June 25, 2007, an additional $0.007027 for each day during the period commencing on June 25, 2007 and ending on such date of first acceptance), net to the seller in cash, upon the terms and subject to the conditions set forth in this Offer to Purchase, dated May 23, 2007 (the “Offer to Purchase”), and in the related Letter of Transmittal (which, together with any amendments or supplements, collectively constitute the “Offer”). The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of May 11, 2007 (the “Merger Agreement”), among Cardinal Health, Offeror and VIASYS. The Offer is conditioned upon, among other things, there being validly tendered and not properly withdrawn prior to the expiration of the Offer a number of Shares that represents at least a majority of the total number of outstanding Shares on a fully diluted basis. See Section 14—“Conditions of the Offer.” After the completion of the Offer and the satisfaction or waiver of certain conditions, Offeror will merge with and into VIASYS (the “Merger”).

The VIASYS board of directors has unanimously (i) approved the Merger Agreement, and deemed the Merger Agreement, the Offer, the Merger and the transactions contemplated by the Merger Agreement advisable, fair to and in the best interests of VIASYS and the VIASYS stockholders, (ii) approved and adopted the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Offer and the Merger and (iii) recommended that the VIASYS stockholders accept the Offer and tender their VIASYS common stock in the Offer.

IMPORTANT

Any VIASYS stockholder wishing to tender Shares in the Offer must, prior to the expiration of the Offer, either (i) complete and sign the Letter of Transmittal (or a facsimile) in accordance with the instructions in the Letter of Transmittal, and mail or deliver the Letter of Transmittal and all other required documents to Computershare Trust Company, N.A. (the “Depositary”) together with certificates representing Shares tendered or follow the procedure for book-entry transfer set forth in Section 3—“Procedures for Accepting the Offer and Tendering Shares” or (ii) request the VIASYS stockholder’s broker, dealer, commercial bank, trust company or other nominee to effect the tender of Shares to Offeror. A VIASYS stockholder whose Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact that person if the VIASYS stockholder wishes to tender those Shares.

Any VIASYS stockholder that wishes to tender Shares and cannot deliver certificates representing those Shares and all other required documents to the Depositary on or prior to the Expiration Date (as defined below), or that cannot comply with the procedures for book-entry transfer on a timely basis, may tender the Shares pursuant to the guaranteed delivery procedure set forth in Section 3—“Procedures for Accepting the Offer and Tendering Shares.” Questions and requests for assistance may be directed to MacKenzie Partners, Inc., the Information Agent, at its address and telephone numbers set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal, the notice of guaranteed delivery and other related materials may be obtained from the Information Agent. The VIASYS stockholders also may contact their broker, dealer, commercial bank, trust company or other nominee for copies of these documents. THIS OFFER TO PURCHASE AND RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION, AND YOU SHOULD READ BOTH CAREFULLY AND IN THEIR ENTIRETY BEFORE MAKING A DECISION WITH RESPECT TO THE OFFER. YOU ARE URGED TO OBTAIN A CURRENT MARKET QUOTATION FOR THE SHARES. SEE SECTION 6—“PRICE RANGE OF THE SHARES; DIVIDENDS.”

May 23, 2007

i

SUMMARY TERM SHEET

This summary term sheet highlights the material provisions of this Offer to Purchase and may not contain all the information that is important to you. This summary term sheet is not meant to be a substitute for the information contained in the remainder of this Offer to Purchase, and you should carefully read the fuller terms, descriptions and explanations contained in this Offer to Purchase and in the related Letter of Transmittal.

Securities Sought:	All outstanding shares of common stock, par value $0.01 per share (“Shares”), of VIASYS Healthcare Inc. (“VIASYS”)

Price Offered Per Share:

$42.75 per Share (plus, if the first acceptance for payment by Offeror of the Shares tendered in the Offer has not occurred on or prior to June 25, 2007, an additional $0.007027 per Share for each day during the period commencing on June 25, 2007 and ending on such date of first acceptance), net to sellers in cash, without interest (such amount per Share paid pursuant to the Offer, the “Offer Price”)

Scheduled Expiration Time:	12:00 midnight, New York City time, at the end of Wednesday, June 20, 2007

Purchaser:	We are Eagle Merger Corp. (“Offeror”), a wholly owned subsidiary of Cardinal Health, Inc. (“Cardinal Health”)

Minimum Condition:

At least a majority of the total number of Shares on a fully diluted basis (assuming conversion or exercise of all derivative securities of VIASYS, regardless of the conversion or exercise price or other terms and conditions thereof).

VIASYS Board of Directors’ Recommendation:	The VIASYS board of directors unanimously recommends the VIASYS stockholders accept the Offer and tender their Shares into the Offer

Other Information

•

The Offer is the first step in Cardinal Health’s plan to acquire all outstanding Shares, as provided in the Agreement and Plan of Merger, dated as of May 11, 2007 (the “Merger Agreement”), among Cardinal Health, Offeror and VIASYS. If the Offer is successful, Cardinal Health, through its wholly owned subsidiary, will acquire any remaining Shares in a merger of Offeror with and into VIASYS (the “Merger”), pursuant to which each remaining outstanding Share shall automatically be converted into the right to receive the Offer Price in cash. VIASYS stockholders will have appraisal rights in the Merger, but not in the Offer.

•

The initial offering period of the Offer will expire at 12:00 midnight, New York City time, at the end of Wednesday, June 20, 2007 (or the latest time and date as the Offer may be extended, the “Expiration Date”) unless we extend the Offer. We may, without the consent of VIASYS, (1) extend the Offer for one or more periods of not more than five business days if, at the scheduled Expiration Date, any of the conditions of the Offer (see Section 14—“Conditions of the Offer”) will not have been satisfied or waived, (2) extend the Offer for any period required by any rule, regulation, interpretation or position of the U.S. Securities and Exchange Commission (the “SEC”) or the staff of the SEC applicable to the Offer or (3) if all of the conditions of the Offer are satisfied but the number of Shares validly tendered and not withdrawn in the Offer, together with any shares of VIASYS common stock then owned by Cardinal Health, is less than 90% of the outstanding shares of VIASYS common stock, commence a subsequent offering period for three to 20 business days for the remaining outstanding Shares.

•

If we decide to extend the Offer, we will issue a press release giving the new Expiration Date no later than 9:00 a.m., New York City time, on the first business day after the previously scheduled Expiration Date of the Offer.

VIASYS Board of Directors’ Recommendation

The VIASYS board of directors unanimously:

•

approved the Merger Agreement, and deemed the Merger Agreement, the Offer, the Merger and the transactions contemplated by the Merger Agreement advisable, fair to and in the best interests of VIASYS and the VIASYS stockholders;

•	approved and adopted the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Offer and the Merger; and

•	recommends that the VIASYS stockholders accept the Offer and tender their Shares in the Offer.

Conditions and Termination

We are not required to complete the Offer, unless:

•

the number of Shares validly tendered is at least a majority of the total number of Shares on a fully diluted basis (assuming conversion or exercise of all derivative securities of VIASYS, regardless of the conversion or exercise price or other terms and conditions thereof); and

•	we receive all required antitrust clearances, including in the United States and Germany, and any other applicable member state of the European Union.

See Section 11—“Purpose of the Offer; The Merger Agreement; Statutory Requirements; Appraisal Rights; “Going Private” Transactions; Plans for VIASYS” and Section 14—“Conditions of the Offer” in this Offer to Purchase for a description of other conditions to the Offer and Cardinal Health’s and VIASYS’ respective rights to terminate the Merger Agreement. The Offer is not conditioned on Cardinal Health’s obtaining financing.

Procedures for Tendering

If you wish to accept the Offer, this is what you must do:

•

If you are a record holder (i.e., a stock certificate has been issued to you), you must complete and sign the enclosed Letter of Transmittal and send it with your stock certificate to the Depositary for the Offer or follow the procedures described in this Offer to Purchase and the enclosed Letter of Transmittal for book-entry transfer. These materials must reach the Depositary before the Offer expires. Detailed instructions are contained in the Letter of Transmittal and in Section 3—“Procedures for Accepting the Offer and Tendering Shares” in this Offer to Purchase.

•

If you are a record holder but your stock certificate is not available or you cannot deliver your stock certificate to the Depositary before the Offer expires, you may be able to tender your Shares using the enclosed notice of guaranteed delivery. Please call the Information Agent, MacKenzie Partners, Inc., at (800) 322-2885 (Toll-Free) or (212) 929-5500 (Collect) for assistance. See Section 3—“Procedures for Accepting the Offer and Tendering Shares” in this Offer to Purchase for further details.

•	If you hold your Shares through a broker or bank, you should contact your broker or bank and give instructions that your Shares be tendered.

Withdrawal Rights

•

If, after tendering your Shares in the Offer, you decide that you do not want to accept the Offer, you can withdraw your Shares by so instructing the Depositary in writing before the Offer expires. If you tendered your Shares by giving instructions to a broker or bank, you must instruct the broker or bank to arrange for the withdrawal of your Shares. See Section 4—“Withdrawal Rights” in this Offer to Purchase for further details.

Recent VIASYS Trading Prices

•

The closing price for VIASYS shares was: $31.55 per share on May 11, 2007, the last trading day before we announced the Merger Agreement, and $43.90 per share on May 22, 2007, the last trading day before the date of this Offer to Purchase. You should obtain a current quote for the market price of the VIASYS shares.

Before Deciding Whether to Tender, You Should Obtain a Current Market Quotation for the Shares

•

If the Offer is successful, we expect the Shares to continue to be traded on the New York Stock Exchange (“NYSE”) until the time of the Merger, although we expect trading volume to be significantly below its pre-Offer level. Please note that the time period between completion of the Offer and the Merger may be very short (i.e., less than one trading day).

U.S. Federal Income Tax Consequences of Tendering Your Shares

•

The sale or exchange of Shares pursuant to the Offer or the Merger will be a taxable transaction for U.S. federal income tax purposes. In general, a VIASYS stockholder that sells Shares pursuant to the Offer or receives cash in exchange for Shares pursuant to the Merger should recognize gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the amount of cash received and the VIASYS stockholder’s tax basis in the Shares sold or exchanged. See Section 5— “Material U.S. Federal Income Tax Consequences” in this Offer to Purchase for further details.

Further Information

•	If you have questions about the offer, you can call the Information Agent:

105 Madison Avenue

New York, New York 10016

Call Collect (212) 929-5500

or

Call Toll-Free (800) 322-2885

Email: proxy@mackenziepartners.com

FREQUENTLY ASKED QUESTIONS

The following are answers to some of the questions you, as a VIASYS stockholder, may have about the Offer. We urge you to carefully read the remainder of this Offer to Purchase and the Letter of Transmittal and the other documents to which we have referred because the information in this summary term sheet is not complete. Additional important information is contained in the remainder of this Offer to Purchase and the Letter of Transmittal.

Who is offering to purchase my Shares?

We are Eagle Merger Corp., a Delaware corporation formed for the purpose of making this acquisition. We are a wholly owned subsidiary of Cardinal Health. See the “Introduction” to this Offer to Purchase and Section 9—“Information Concerning Cardinal Health and Offeror” in this Offer to Purchase.

Will I have to pay any fees or commissions?

If you are the record owner of your Shares and you directly tender your Shares to us in the Offer, you will not have to pay brokerage fees or similar expenses. If you own your Shares through a broker or other nominee, and your broker tenders your Shares on your behalf, your broker or nominee may charge you a fee or commission for doing so. You should consult your broker or nominee to determine whether any charges will apply. See the “Introduction” to this Offer to Purchase.

Do you have the financial resources to make payment?

Yes. Cardinal Health, our parent company, will provide us with sufficient funds to purchase all Shares validly tendered in the Offer and to provide funding for our acquisition of the remaining Shares in the Merger, which is expected to follow the successful completion of the Offer in accordance with the terms and conditions of the Merger Agreement. The Offer is not conditioned upon any financing arrangements. Cardinal Health will obtain the necessary funds from its ongoing free cash flow and available sources of debt including existing and new credit facilities and lines of credit and the issuance of debt securities. See Section 12—“Source and Amount of Funds” of this Offer to Purchase.

Is your financial condition relevant to my decision to tender my VIASYS shares in the Offer?

No. We do not think our financial condition is relevant to your decision whether to tender your Shares and accept the Offer because:

•	the Offer is being made for all outstanding Shares solely for cash;

•	we, through our parent company, Cardinal Health, will have sufficient funds and financial resources available to purchase all Shares validly tendered in the Offer;

•	the Offer is not subject to any financing condition; and

•	if we consummate the Offer, we will acquire all remaining Shares in the Merger for the same cash price as the Offer Price.

See Section 12—“Source and Amount of Funds” in this Offer to Purchase.

Will the Offer be followed by a merger?

Yes, unless the conditions to the Merger are not satisfied or waived. If we accept for payment and pay for at least a majority of the total number of Shares and the other conditions to the Merger are satisfied or waived, Offeror will merge with and into VIASYS. In the Merger, we will acquire all remaining Shares in the Merger for the same cash price as the Offer Price. If the Merger takes place, Cardinal Health will own all of the Shares, and all the remaining VIASYS stockholders (other than the VIASYS dissenting stockholders that properly exercise appraisal rights) will receive the Offer Price. See Section 11(b)—“The Merger Agreement” and Section 14— “Conditions of the Offer” in this Offer to Purchase for a description of the conditions to the Merger.

Who should I call if I have questions about the tender offer? Where do I get additional copies of the offer documents?

You may call MacKenzie Partners, Inc. collect at (212) 929-5500 or toll-free at (800) 322-2885. You may email MacKenzie Partners, Inc. at proxy@mackenziepartners.com. MacKenzie Partners, Inc. is acting as the Information Agent. See the back cover of this Offer to Purchase for additional contact information.

To: All Holders of Shares of Common Stock of VIASYS Healthcare Inc.:

INTRODUCTION

Eagle Merger Corp. (“Offeror”), a Delaware corporation and a wholly owned subsidiary of Cardinal Health, Inc., an Ohio corporation (“Cardinal Health”), is offering to purchase all outstanding shares of common stock, par value $0.01 per share (the “Shares”), of VIASYS Healthcare Inc., a Delaware corporation (“VIASYS”), at a purchase price of $42.75 per Share (plus, if the first acceptance for payment by Offeror of the Shares tendered in the Offer has not occurred on or prior to June 25, 2007, an additional $0.007027 per Share for each day during the period commencing on June 25, 2007 and ending on such date of first acceptance), net to sellers in cash, without interest (such amount per Share paid pursuant to the Offer, the “Offer Price”), on the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements to the Offer to Purchase and the Letter of Transmittal, collectively constitute the “Offer”).

The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of May 11, 2007 (the “Merger Agreement”), among Cardinal Health, Offeror and VIASYS. The Offer is conditioned upon, among other things, there being validly tendered and not properly withdrawn prior to the expiration of the Offer a number of Shares that represents at least a majority of the total number of outstanding Shares on a fully diluted basis. See Section 14—“Conditions of the Offer.” After the completion of the Offer and the satisfaction or waiver of certain conditions, Offeror will merge with and into VIASYS (the “Merger”).

The tendering VIASYS stockholders that are record owners of their Shares and tender directly to the Depositary (as defined below) will not be obligated to pay brokerage fees or commissions or, except as otherwise provided in Instruction 6 of the Letter of Transmittal, stock transfer taxes with respect to the purchase of Shares by Offeror pursuant to the Offer. VIASYS stockholders that hold their Shares through bankers or brokers should check with those institutions as to whether or not they charge any service fee. However, if a VIASYS stockholder does not complete and sign the Substitute Form W-9 that is included in the Letter of Transmittal, he or she may be subject to a required backup U.S. federal income tax withholding of 28% of the gross proceeds payable to that VIASYS stockholder. See Section 3—“Procedures for Accepting the Offer and Tendering Shares.” Cardinal Health will pay all charges and expenses of Computershare Trust Company, N.A., as Depositary, and MacKenzie Partners, Inc., as Information Agent, incurred in connection with the Offer. See Section 16—“Fees and Expenses.”

The VIASYS board of directors has unanimously (i) approved the Merger Agreement, and deemed the Merger Agreement, the Offer, the Merger and the transactions contemplated by the Merger Agreement advisable, fair to and in the best interests of VIASYS and the VIASYS stockholders, (ii) approved and adopted the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Offer and the Merger and (iii) recommended that the VIASYS stockholders accept the Offer and tender their VIASYS common stock in the Offer.

Offeror is not required to purchase any Shares unless a majority of the total number of Shares on a fully diluted basis (assuming conversion or exercise of all derivative securities of VIASYS, regardless of the conversion or exercise price or other terms and conditions thereof) are validly tendered and not withdrawn prior to the expiration of the Offer (the “Minimum Condition”). The Offer also is subject to certain other terms and conditions. See Sections 1—“Terms of the Offer,” 14—“Conditions of the Offer” and 15—“Legal Matters; Required Regulatory Approvals.”

Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), Offeror will purchase all Shares validly tendered and not withdrawn in accordance with the procedures set forth in Section 3—“Procedures for Accepting the Offer and Tendering Shares” on or prior to the Expiration Date. “Expiration Date” means 12:00 midnight, New York

City time, at the end of Wednesday, June 20, 2007, unless Offeror determines to extend the period of time for which the initial offering period of the Offer is open, subject to the terms and conditions of the Merger Agreement, in which case “Expiration Date” will mean the time and date at which the initial offering period of the Offer, as so extended, will expire. Offeror may, without the consent of VIASYS, (1) extend the Offer for one or more periods of not more than five business days if, at the scheduled Expiration Date, any of the conditions of the Offer (see Section 14—“Conditions of the Offer”) will not have been satisfied or waived, (2) extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC or the staff of the SEC applicable to the Offer or (3) if all of the conditions of the Offer are satisfied but the number of Shares validly tendered and not withdrawn in the Offer, together with any shares of VIASYS common stock then owned by Cardinal Health, is less than 90% of the outstanding shares of VIASYS common stock, commence a subsequent offering period for three to 20 business days for the Shares. See Section 3—“Procedures for Accepting the Offer and Tendering Shares.”

Following the consummation of the Offer and the satisfaction or waiver of certain conditions, the Merger will occur, pursuant to which Offeror will merge with and into VIASYS, with VIASYS continuing as the surviving corporation (the “Surviving Corporation”) after the Merger. In the Merger, each outstanding Share that is not directly owned by VIASYS, Cardinal Health or Offeror or any of their subsidiaries (other than Shares held by VIASYS stockholders that perfect their appraisal rights under the Delaware General Corporation Law (the “DGCL”)) will be converted into the right to receive the Offer Price. Section 11(b) contains a more detailed description of the Merger Agreement. Section 5 describes the principal U.S. federal income tax consequences of the sale of Shares in the Offer (including any subsequent offering period) and the Merger.

Lazard Frères & Co. LLC (“Lazard”) has delivered to the VIASYS board of directors an opinion, dated May 11, 2007, to the effect that, as of that date, and based upon and subject to certain matters stated in its opinion, the consideration to be received in the Offer and the Merger by the VIASYS stockholders is fair, from a financial point of view, to the VIASYS stockholders. A copy of Lazard’s opinion is included with VIASYS’ Solicitation/Recommendation Statement on Schedule 14D-9 (the “Schedule 14D-9”), which is being mailed with this Offer to Purchase, and VIASYS stockholders are urged to read the opinion in its entirety for a description of the assumptions made, matters considered and limitations of the review undertaken by Lazard.

Approval of the Merger requires the affirmative vote of holders of a majority of the outstanding Shares. As a result, if the Minimum Condition and the other conditions to the Offer are satisfied or waived and the Offer is completed, Offeror will own a sufficient number of Shares to ensure that the Merger will be approved by VIASYS stockholders. See Section 11—“Purpose of the Offer; the Merger Agreement; Statutory Requirements; Appraisal Rights; ‘Going Private’ Transactions; Plans for VIASYS.”

To the knowledge of VIASYS, after reasonable inquiry, all of VIASYS’ executive officers, directors and affiliates currently intend to (1) tender or cause to be tendered all Shares held of record or beneficially owned by them pursuant to the Offer other than Shares, if any, that such person may have an unexercised right to purchase and (2) if necessary, to vote such shares in favor of the Merger. The foregoing does not include any Shares over which, or with respect to which, any such executive officer, director or affiliate acts in a fiduciary or representative capacity or is subject to the instructions of a third party with respect to such tender.

The Offer is conditioned upon the fulfillment of the conditions described in Section 14—“Conditions of the Offer.” The Offer and withdrawal rights will expire at 12:00 midnight, New York City time, at the end of Wednesday, June 20, 2007, unless the Offer is extended.

This Offer to Purchase and the related Letter of Transmittal contain important information that VIASYS stockholders should read carefully before making any decision with respect to the Offer.

1.	TERMS OF THE OFFER

Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), Offeror will purchase all Shares validly tendered and not withdrawn in accordance with the procedures set forth in Section 3—“Procedures for Accepting the Offer and Tendering Shares,” on or prior to the Expiration Date. If, at the Expiration Date, the conditions to the Offer described in Section 14—“Conditions of the Offer” have not been satisfied or earlier waived, then, subject to the provisions of the Merger Agreement, Offeror may, without the consent of VIASYS, extend the Expiration Date for one or more periods of not more than five business days. Offeror may also, without the consent of VIASYS, extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC or the staff of the SEC applicable to the Offer. During any such extension, all Shares previously tendered and not withdrawn will remain subject to the Offer and subject to your right to withdraw your Shares. VIASYS stockholders may withdraw their Shares previously tendered at any time prior to the Expiration Date, as it may be extended from time to time. See Section 4—“Withdrawal Rights.”

Offeror also has agreed in the Merger Agreement that, if at the Expiration Date, all conditions of the Offer have been satisfied but the number of Shares that have been validly tendered and not withdrawn in the Offer (together with any Shares then owned by Cardinal Health) is less than 90% of the outstanding Shares, Offeror may, in compliance with applicable law, provide a subsequent offering period. A subsequent offering period, if one is provided, will allow VIASYS stockholders to tender Shares after the Expiration Date and receive the same consideration that was paid in the Offer. Pursuant to the Merger Agreement, if Offeror elects to have a subsequent offering period, the subsequent offering period will not be shorter than three business days nor longer than 20 business days with the exact number of days to be determined at Offeror’s election. In a subsequent offering period, Shares may be tendered as is applicable in the Offer (except that Shares tendered may not be withdrawn) and Offeror will immediately accept and promptly pay for Shares as they are tendered. In the event that Offeror elects to provide a subsequent offering period, it will provide an announcement to that effect to a national news service no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. The Expiration Date for the Offer is currently scheduled for June 20, 2007.

Subject to the applicable regulations of the SEC and the terms of the Merger Agreement, Offeror also reserves the right, at any time or from time to time, to (a) delay purchase of, or, payment for, any Shares, pending receipt of any regulatory or governmental approvals specified in Section 15—“Legal Matters; Required Regulatory Approvals”; or if any condition referred to in Section 14 has not been satisfied or upon the occurrence of any event specified in Section 14—“Conditions of the Offer”; (b) after the Expiration Date, allow the Offer to expire if any condition referred to in Section 14 has not been satisfied or upon the occurrence of any event specified in Section 14—“Conditions of the Offer”; and (c) except as set forth in the Merger Agreement, waive any condition to the Offer (other than the Minimum Condition, which only may be waived with VIASYS’ prior written consent) or otherwise amend the Offer in any respect; in each case, by giving oral followed by written notice of the delay, termination, waiver or amendment to the Depositary. Offeror acknowledges (x) that Rule 14e-1(c) under the Exchange Act requires Offeror to pay the consideration offered or return the Shares tendered promptly after the termination or withdrawal of the Offer and (y) that Offeror may not delay purchase of, or payment for (except as provided in clause (a) of the preceding sentence), any Shares upon the occurrence of any event specified in Section 14 without extending the period of time during which the Offer is open.

The rights that Offeror reserves in the preceding paragraph are in addition to its rights pursuant to Section 14—“Conditions of the Offer.” Any extension, delay, termination, waiver or amendment will be followed promptly by public announcement. The announcement, in the case of an extension, will be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date, in accordance with the public announcement requirements of Rule 14e-1(d) under the Exchange Act. Subject to applicable law (including Rules 14d-4(d) and 14d-6(c) under the Exchange Act, which require that material changes be promptly disseminated to stockholders in a manner reasonably designed to inform them of material changes), and without limiting the manner in which Cardinal Health and Offeror may choose to make any public announcement, Cardinal Health and Offeror will have no obligation to publish, advertise or otherwise communicate any public announcement other than by issuing a press release to a national news service.

If Offeror makes a material change in the terms of the Offer, or if Offeror waives a material condition to the Offer, Offeror will extend the Offer and disseminate additional tender offer materials to the extent required by applicable law and the applicable regulations of the SEC. The minimum period during which a tender offer must remain open following material changes in the terms of the Offer, other than a change in price or a change in percentage of securities sought, depends upon the facts and circumstances, including the materiality of the changes. In the SEC’s view, an offer should remain open for a minimum of five business days from the date the material change is first published, sent or given to stockholders, and, if material changes are made with respect to information that approaches the significance of price and the percentage of securities sought, a minimum of ten business days may be required to allow for adequate dissemination and investor response. With respect to a change in price, a minimum ten-business-day period from the date of the change is generally required to allow for adequate dissemination to stockholders. Accordingly, if, prior to the Expiration Date, Offeror decreases the number of Shares being sought (which would require the consent of VIASYS), or increases or decreases the consideration offered pursuant to the Offer, and if the Offer is scheduled to expire at any time earlier than the period ending on the tenth business day from the date that notice of the increase or decrease is first published, sent or given to VIASYS stockholders, Offeror will extend the Offer at least until the expiration of that period of ten business days. For purposes of the Offer, a “business day” means any day other than a Saturday, Sunday or other day on which banking institutions are required or authorized by law to be closed in New York, New York or Columbus, Ohio.

The Offer is conditioned upon, among other things, the satisfaction of the Minimum Condition. See Section 14—“Conditions of the Offer.”

Consummation of the Offer also is conditioned upon expiration or termination of the waiting period (and any extension thereof) imposed by the U.S. Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (including the rules and regulations promulgated thereunder, the “HSR Act”), obtaining any required approvals of the competent competition authority of any member state of the European Union or expiration or termination of any waiting periods thereunder, the absence of any Materially Burdensome Condition (as defined in Section 11—“Purpose of the Offer; the Merger Agreement; Statutory Requirements; Appraisal Rights; ‘Going Private’ Transactions; Plans for VIASYS”) imposed in connection with obtaining any such approvals or terminations, and the satisfaction or waiver of other conditions set forth in Section 14—“Conditions of the Offer.” Offeror reserves the right (but is not obligated), in accordance with applicable rules and regulations of the SEC and with the Merger Agreement, to waive any or all of those conditions other than the Minimum Condition, which only may be waived with VIASYS’ prior written consent. In the event that Offeror waives any condition set forth in Section 14, the SEC may, if the waiver is deemed to constitute a material change to the information previously provided to VIASYS stockholders, require that the Offer remain open for an additional period of time and/or that Cardinal Health and Offeror disseminate information concerning such waiver.

VIASYS has provided Cardinal Health and Offeror with its stockholder lists and security position listings for the purpose of disseminating the Offer to VIASYS stockholders. Cardinal Health and Offeror will mail this Offer to Purchase, the related Letter of Transmittal and other relevant materials to record holders of Shares, and Cardinal Health and Offeror will furnish the materials to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the security holder lists or, if applicable, that are listed as participants in a clearing agency’s security position listing, for forwarding to beneficial owners of Shares.

2.	ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES

Upon the terms and subject to the conditions of the Offer (including, if Offeror extends or amends the Offer, the terms and conditions of the Offer as so extended or amended) and the applicable regulations of the SEC,

Offeror will purchase, by accepting for payment, and will pay for, all Shares validly tendered and not withdrawn (as permitted by Section 4—“Withdrawal Rights”) prior to the Expiration Date, promptly after the Expiration Date following the satisfaction or waiver of the conditions to the Offer set forth in Section 14—“Conditions of the Offer.” If Offeror includes a subsequent offering period, Offeror will immediately accept and promptly pay for Shares as they are tendered during the subsequent offering period.

For information with respect to approvals that Cardinal Health and Offeror are required to obtain prior to the completion of the Offer, including under the HSR Act and other laws and regulations, see Section 15—“Legal Matters; Required Regulatory Approvals.”

In all cases, Offeror will pay for Shares purchased in the Offer only after timely receipt by the Depositary of (a) certificates representing the Shares (“Share Certificates”) or timely confirmation (a “Book-Entry Confirmation”) of the book-entry transfer of the Shares into the Depositary’s account at The Depository Trust Company (the “Book-Entry Transfer Facility”) pursuant to the procedures set forth in Section 3—“Procedures for Accepting the Offer and Tendering Shares”; (b) the Letter of Transmittal (or a facsimile), properly completed and duly executed, with any required signature guarantees or an Agent’s Message (as defined below) in connection with a book-entry transfer; and (c) any other documents that the Letter of Transmittal requires.

“Agent’s Message” means a message transmitted by a Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which message states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares that are the subject of the Book-Entry Confirmation that the participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Offeror may enforce that agreement against the participant.

For purposes of the Offer, Offeror will be deemed to have accepted for payment, and purchased, Shares validly tendered and not withdrawn as, if and when Offeror gives oral or written notice to the Depositary of its acceptance of the Shares for payment pursuant to the Offer. In all cases, upon the terms and subject to the conditions of the Offer, payment for Shares purchased pursuant to the Offer will be made by deposit of the purchase price for the Shares with the Depositary, which will act as agent for tendering VIASYS stockholders for the purpose of receiving payment from Offeror and transmitting payment to validly tendering VIASYS stockholders.

If the first acceptance for payment by Offeror of the Shares tendered in the Offer has not occurred on or prior to June 25, 2007 (the 45th day after the date of the Merger Agreement), Offeror will pay an additional $0.007027 for each day during the period commencing on June 25, 2007 and ending on such date of first acceptance.

If Offeror does not purchase any tendered Shares pursuant to the Offer for any reason, or if you submit Share Certificates representing more Shares than you wish to tender, Offeror will return Share Certificates representing unpurchased or untendered Shares, without expense to you (or, in the case of Shares delivered by book-entry transfer into the Depositary’s account at a Book-Entry Transfer Facility pursuant to the procedures set forth in Section 3—“Procedures for Accepting the Offer and Tendering Shares,” Shares will be credited to an account maintained within the Book-Entry Transfer Facility), as promptly as practicable following the expiration, termination or withdrawal of the Offer.

If, prior to the Expiration Date, Offeror increases the price offered to VIASYS stockholders in the Offer, Offeror will pay the increased price to all VIASYS stockholders from whom Offeror purchases Shares in the Offer, whether or not Shares were tendered before the increase in price. As of the date of this Offer to Purchase, we have no intention to increase the price in the Offer.

Offeror reserves the right, subject to the provisions of the Merger Agreement, to transfer or assign, in whole or from time to time in part, to one or more of its subsidiaries or affiliates, the right to purchase all or any portion of the Shares tendered in the Offer, but any such transfer or assignment will not relieve Offeror of its obligations under the Offer or prejudice your rights to receive payment for Shares validly tendered and accepted for payment in the Offer. In addition, any such transfer or assignment may require the Expiration Date of the Offer to be extended under applicable law.

3.	PROCEDURES FOR ACCEPTING THE OFFER AND TENDERING SHARES

Valid Tender of Shares. Except as set forth below, in order for you to tender Shares in the Offer, the Depositary must receive the Letter of Transmittal (or a facsimile), properly completed and signed, together with any required signature guarantees, or an Agent’s Message in connection with a book-entry delivery of Shares, and any other documents that the Letter of Transmittal requires at one of its addresses set forth on the back cover of this Offer to Purchase on or prior to the Expiration Date, and either (a) you must deliver Share Certificates to the Depositary or you must cause your Shares to be tendered pursuant to the procedure for book-entry transfer set forth below and the Depositary must receive Book-Entry Confirmation, in each case, on or prior to the Expiration Date, or (b) you must comply with the guaranteed delivery procedures set forth below.

The method of delivery of Share Certificates, the Letter of Transmittal and all other required documents, including delivery through the Book-Entry Transfer Facility, is at your option and sole risk, and delivery will be considered made only when actually received by the Depositary (including, in the case of a Book-Entry Transfer, by Book-Entry Confirmation). If delivery is by mail, registered mail with return receipt requested, properly insured, is encouraged and strongly recommended. In all cases, you should allow sufficient time to ensure timely delivery prior to the Expiration Date.

Book-Entry Transfer. The Depositary will make a request to establish an account with respect to Shares at the Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of the Book-Entry Transfer Facility may make book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer the Shares into the Depositary’s account at the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility’s procedures. However, although Shares may be delivered through book-entry transfer into the Depositary’s account at a Book-Entry Transfer Facility, the Depositary must receive the Letter of Transmittal (or a facsimile), properly completed and signed, with any required signature guarantees, or an Agent’s Message in connection with a book-entry transfer, and any other required documents, at one of its addresses set forth on the back cover of this Offer to Purchase on or before the Expiration Date, or you must comply with the guaranteed delivery procedure set forth below.

Delivery of documents to a Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility’s procedures does not constitute delivery to the Depositary.

For Shares to be validly tendered during a subsequent offering period, the tendering VIASYS stockholder must comply with the foregoing procedures, except that required documents and Share Certificates must be received during the subsequent offering period.

The tender of Shares pursuant to any one of the procedures described above will constitute the tendering VIASYS stockholder’s acceptance of the Offer, as well as the tendering VIASYS stockholder’s representation and warranty that the VIASYS stockholder has the full power and authority to tender and assign the Shares tendered, as specified in the Letter of Transmittal. Offeror’s acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between Offeror and you upon the terms and subject to the conditions of the Offer.

Signature Guarantees. A bank, broker, dealer, credit union, savings association or other entity that is a member in good standing of the Securities Transfer Agents Medallion Program or any other “eligible guarantor institution” (as defined in Rule 17Ad-15 under the Exchange Act) (each, an “Eligible Institution” and collectively “Eligible Institutions”) must guarantee signatures on all Letters of Transmittal, unless the Shares tendered are tendered (a) by a registered holder of Shares that has not completed either the box labeled “Special Payment Instructions” or the box labeled “Special Delivery Instructions” in the Letter of Transmittal or (b) for the account of an Eligible Institution. See Instruction 1 of the Letter of Transmittal.

If Share Certificates are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made to, or Share Certificates for unpurchased Shares are to be issued or returned to, a person other than the registered holder, then the tendered Share Certificates must be endorsed or accompanied by appropriate stock powers, signed exactly as the name or names of the registered holder or holders appear on Share Certificates, with the signatures on the Share Certificates or stock powers guaranteed by an Eligible Institution as provided in the Letter of Transmittal. See Instructions 1 and 5 of the Letter of Transmittal.

If Share Certificates are forwarded to the Depositary in multiple deliveries, a properly completed and duly executed Letter of Transmittal (or a facsimile) must accompany each such delivery of Share Certificates.

Guaranteed Delivery. If you want to tender Shares in the Offer and your Share Certificates are not immediately available or time will not permit all required documents to reach the Depositary on or before the Expiration Date or the procedures for book-entry transfer cannot be completed on time, your Shares may nevertheless be tendered if you comply with all of the following guaranteed delivery procedures:

•	your tender is made by or through an Eligible Institution;

•	the Depositary receives, as described below, a properly completed and signed Notice of Guaranteed Delivery on or before the Expiration Date, substantially in the form made available by Offeror; and

•

the Depositary receives the Share Certificates (or a Book-Entry Confirmation) representing all tendered Shares, in proper form for transfer together with a properly completed and duly executed Letter of Transmittal (or a facsimile), with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message) and any other documents required by the Letter of Transmittal within three New York Stock Exchange trading days after the date of execution of the Notice of Guaranteed Delivery.

Delivery of the Notice of Guaranteed Delivery may be made by hand, mail or facsimile transmission to the Depositary. The Notice of Guaranteed Delivery must include a guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery.

Notwithstanding any other provision of the Offer, Offeror will pay for Shares only after timely receipt by the Depositary of Share Certificates for, or, of Book-Entry Confirmation with respect to, the Shares, a properly completed and duly executed Letter of Transmittal (or facsimile of the Letter of Transmittal), together with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message) and any other documents required by the Letter of Transmittal. Accordingly, payment might not be made to all tendering VIASYS stockholders at the same time, and will depend upon when the Depositary receives Share Certificates or Book-Entry Confirmation that the Shares have been transferred into the Depositary’s account at a Book-Entry Transfer Facility.

Backup U.S. Federal Income Tax Withholding. Under U.S. federal income tax law, the Depositary may be required to withhold and pay over to the U.S. Internal Revenue Service a portion of the amount of any payments made pursuant to the Offer. To avoid backup withholding, unless an exemption applies, a VIASYS stockholder that is a U.S. person (as defined for U.S. federal income tax purposes) must provide the Depositary with the VIASYS stockholder’s correct taxpayer identification number (“TIN”) and certify under penalties of perjury that the TIN is correct and that the VIASYS stockholder is not subject to backup withholding by completing the Substitute Form W-9 in the Letter of Transmittal. If a stockholder does not provide its correct TIN or fails to provide the certifications described above, the U.S. Internal Revenue Service may impose a penalty on the VIASYS stockholder, and any payment made to the VIASYS stockholder pursuant to the Offer may be subject to backup withholding. All VIASYS stockholders surrendering Shares pursuant to the Offer that are U.S. persons should complete and sign the Substitute Form W-9 included in the Letter of Transmittal to provide the information and certifications necessary to avoid backup withholding (unless an applicable exemption exists and is proved in a manner satisfactory to the Depositary). Certain VIASYS stockholders (including, among others, all corporations and certain foreign individuals and entities) may not be subject to backup withholding. Foreign VIASYS stockholders should complete and sign the appropriate Form W-8 (a copy of which may be obtained from the Depositary) in order to avoid backup withholding. These VIASYS stockholders should consult a tax advisor to determine which Form W-8 is appropriate. See Instruction 11 of the Letter of Transmittal.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from payments made to a VIASYS stockholder may be refunded or credited against the VIASYS stockholder’s U.S. federal income tax liability, if any, provided that the required information is furnished to the U.S. Internal Revenue Service.

Appointment as Proxy. By executing the Letter of Transmittal, you irrevocably appoint Offeror’s designees, and each of them, as your agents, attorneys-in-fact and proxies, with full power of substitution, in the manner set forth in the Letter of Transmittal, to the full extent of your rights with respect to Shares that you tender and that Offeror accepts for payment and with respect to any and all other Shares and other securities or rights issued or issuable in respect of those Shares on or after the date of this Offer to Purchase. All such powers of attorney and proxies will be considered irrevocable and coupled with an interest in the tendered Shares. This appointment will be effective when Offeror accepts your Shares for payment in accordance with the terms of the Offer. Upon acceptance for payment, all other powers of attorney and proxies given by you with respect to your Shares and other securities or rights prior to such payment will be revoked, without further action, and no subsequent powers of attorney and proxies may be given by you (and, if given, will not be deemed effective). Offeror’s designees will, with respect to the Shares and other securities and rights for which the appointment is effective, be empowered to exercise all your voting and other rights as they, in their sole discretion, may deem proper at any annual or special meeting of VIASYS stockholders, or any adjournment or postponement thereof, or by consent in lieu of any such meeting of VIASYS stockholders or otherwise. In order for Shares to be deemed validly tendered, immediately upon the acceptance for payment of such Shares, Offeror or its designee must be able to exercise full voting rights with respect to Shares and other securities, including voting at any meeting of VIASYS stockholders.

Determination of Validity. All questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by Offeror, in its sole discretion, which determination will be final and binding on all parties. Offeror reserves the absolute right, subject to the terms of the Merger Agreement and applicable law, to reject any or all tenders determined by Offeror not to be in proper form or the acceptance of or payment for which may, in the opinion of Offeror’s counsel, be unlawful. Offeror also reserves the absolute right to waive any of the conditions of the Offer, except the Minimum Condition (which waiver requires VIASYS’ prior written consent) or any defect or irregularity in any tender of Shares by any particular VIASYS stockholder, whether or not similar defects or irregularities are waived in the case of other VIASYS stockholders. Offeror’s interpretation of the terms and conditions of the Offer will be final and binding. No tender of Shares will be deemed to have been validly made until all defects and irregularities with respect to the tender have been cured or waived by Offeror. None of Cardinal Health, Offeror or any of their respective affiliates or assigns, the Depositary, the Information Agent or any other person or entity will be under any duty to give any notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification.

4.	WITHDRAWAL RIGHTS

Other than during a subsequent offering period, you may withdraw Shares that you have previously tendered in the Offer at any time on or before the Expiration Date (including any extension of such date), and, unless theretofore accepted for payment as provided in this Offer to Purchase, you may also withdraw such Shares at any time after July 21, 2007. No withdrawal rights apply to Shares tendered in a subsequent offering period and no withdrawal rights apply during the subsequent offering period with respect to Shares tendered in the Offer and accepted for payment.

If, for any reason, acceptance for payment of any Shares tendered in the Offer is delayed, or Offeror is unable to accept for payment or pay for Shares tendered in the Offer, then, without prejudice to Offeror’s rights set forth in this Offer to Purchase, the Depositary may, nevertheless, on Offeror’s behalf, retain Shares that you have tendered, and you may not withdraw your Shares, except to the extent that you are entitled to and duly exercise withdrawal rights as described in this Section 4—“Withdrawal Rights.” Any such delay will be by an extension of the Offer to the extent required by applicable law and the regulations of the SEC.

In order for your withdrawal to be effective, you must deliver a written or facsimile transmission notice of withdrawal to the Depositary at one of its addresses or fax numbers set forth on the back cover of this Offer to Purchase. Any such notice of withdrawal must specify your name, the number of Shares that you want to withdraw, and (if Share Certificates have been tendered) the name of the registered holder of Shares as shown on the Share Certificate, if different from your name. If Share Certificates have been delivered or otherwise identified to the Depositary, then, prior to the physical release of Share Certificates, you must submit the serial numbers shown on the particular Share Certificates evidencing Shares to be withdrawn and an Eligible Institution must Medallion guarantee the signature on the notice of withdrawal, except in the case of Shares tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry transfer set forth in Section 3—“Procedures for Accepting the Offer and Tendering Shares,” the notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares, in which case a notice of withdrawal will be effective if delivered to the Depositary by any method of delivery described in the first sentence of this paragraph. You may not rescind a withdrawal of Shares. Any Shares that you withdraw will be considered not validly tendered for purposes of the Offer, but you may tender your Shares again at any time before the Expiration Date by following any of the procedures described in Section 3—“Procedures for Accepting the Offer and Tendering Shares.”

All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by Offeror, in its sole discretion, which determination will be final and binding. None of Cardinal Health, Offeror or any of their respective affiliates or assigns, the Depositary, the Information Agent or any other person or entity will be under any duty to give any notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

5.	MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

Your receipt of cash for Shares in the Offer, the subsequent offering period (if one is provided) or the Merger will be a taxable transaction for U.S. federal income tax purposes. For U.S. federal income tax purposes, if you sell or exchange your Shares in the Offer, the subsequent offering period (if one is provided) or the Merger, you generally should recognize gain or loss equal to the difference between the amount of cash received and your tax basis in the Shares that you sold or exchanged. That gain or loss should be capital gain or loss (assuming you hold your Shares as a capital asset), and any such capital gain or loss will be long term if, as of the date of sale or exchange, you have held such Shares for more than one year. The discussion above may not be applicable to certain types of VIASYS stockholders, including VIASYS stockholders who acquired Shares through the exercise of employee stock options or otherwise as compensation, individuals who are not citizens or residents of the U.S., foreign corporations, or entities that are otherwise subject to special tax treatment under the U.S. Internal Revenue Code of 1986, as amended (including the rules and regulations promulgated thereunder, the “Code”) (such as insurance companies, tax-exempt entities and regulated investment companies).

You are urged to consult your tax advisor with respect to the specific tax consequences to you of the sale of your Shares in the Offer or the exchange of your shares in the Merger, including U.S. federal, state, local and foreign tax consequences.

6.	PRICE RANGE OF THE SHARES; DIVIDENDS

The Shares are traded on the NYSE under the symbol “VAS.” The following table sets forth, for the periods indicated, the reported high and low sale prices for the Shares on the NYSE during each quarter presented.

VIASYS Healthcare Inc.

	High	Low
Fiscal 2005
First Quarter	$21.50	$16.90
Second Quarter	23.65	18.30
Third Quarter	27.05	22.13
Fourth Quarter	28.79	22.36
Fiscal 2006
First Quarter	$30.44	$24.70
Second Quarter	30.23	26.79
Third Quarter	28.47	24.21
Fourth Quarter	29.66	25.68
Fiscal 2007
First Quarter	$34.23	$26.19
Second Quarter (through May 22, 2007)	44.42	30.05

VIASYS has not paid cash dividends during the last two years. Under the terms of the Merger Agreement, VIASYS is not permitted to declare or pay dividends with respect to the Shares.

On May 11, 2007, the last full day of trading prior to the announcement of the execution of the Merger Agreement, the reported closing price on the NYSE for the Shares was $31.55 per Share. On May 22, 2007, the last full day of trading prior to the date of this Offer to Purchase, the reported closing price on the NYSE for the Shares was $43.90 per Share.

VIASYS stockholders are urged to obtain current market quotations for the Shares.

7.	POSSIBLE EFFECTS OF THE OFFER ON THE MARKET FOR THE SHARES; NYSE LISTING; EXCHANGE ACT REGISTRATION; MARGIN REGULATIONS

Possible Effects of the Offer on the Market for the Shares. The purchase of Shares pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and could adversely affect the liquidity and market value of the remaining Shares held by the public. The purchase of Shares pursuant to the Offer also can be expected to reduce the number of holders of Shares. Neither Cardinal Health nor Offeror can predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for or marketability of the Shares or whether it would cause future market prices to be greater or less than the Offer price.

NYSE Listing. Depending upon the number of Shares purchased pursuant to the Offer, the Shares no longer may meet the standards set forth in the NYSE’s published guidelines for continued listing on the NYSE. According to the published guidelines, the NYSE would consider delisting the Shares if (1) the total number of holders of Shares fell below 400; (2) the total number of holders of Shares fell below 1,200 and the average monthly trading volume over the most recent 12 months was less than 100,000 Shares; (3) the number of publicly held Shares (excluding Shares held by officers, directors, their families and other concentrated holdings of 10% or more) fell below 600,000; (4) VIASYS’ average global market capitalization over a consecutive 30-trading-day period was less than $25 million; or (5) the average closing price per share was less than $1.00 over a consecutive 30-trading-day period. If, as a result of the purchase of Shares pursuant to the Offer, the Shares no longer meet these guidelines, the Shares will be delisted from the NYSE. In this event, the market for Shares would be adversely affected. In the event the Shares were no longer listed on the NYSE, it is possible that the Shares would trade on another securities exchange or in the over-the-counter market and that price quotations might still be available from such other sources.

The extent of the public market for the Shares and availability of such quotations would, however, depend upon such factors as the number of holders and/or the aggregate market value of the publicly held Shares at the time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration of the Shares under the Exchange Act and other factors.

Exchange Act Registration. The Shares currently are registered under the Exchange Act. The purchase of the Shares pursuant to the Offer may result in the Shares becoming eligible for deregistration under the Exchange Act. Registration of the Shares may be terminated upon application by VIASYS to the SEC if the Shares are not listed on a “national securities exchange” and there are fewer than 300 record holders of Shares. Termination of registration of the Shares under the Exchange Act would substantially reduce the information that VIASYS is required to furnish to VIASYS stockholders and the SEC and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b) of the Exchange Act and the requirements of furnishing a proxy statement or information statement in connection with stockholders’ meetings pursuant to Section 14(a) or 14(c) of the Exchange Act and the related requirement of providing an annual report, no longer applicable to VIASYS. If the Shares are no longer registered under the Exchange Act, the requirements of Rule 13e-3 promulgated under the Exchange Act with respect to “going private” transactions would no longer be applicable to VIASYS. In addition, the ability of “affiliates” of VIASYS and persons holding “restricted securities” of VIASYS to dispose of the securities pursuant to Rule 144 promulgated under the U.S. Securities Act of 1933, as amended, may be impaired or, with respect to affiliates, eliminated. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be “margin securities” or eligible for stock exchange listing. Cardinal Health and Offeror believe that the purchase of the Shares pursuant to the Offer may result in the Shares becoming eligible for deregistration under the Exchange Act, and it would be Offeror’s intention to cause VIASYS to take such actions as are required to terminate such registration of the Shares as soon as possible after successful completion of the Offer if the Shares are then eligible for termination.

If registration of the Shares is not terminated prior to the Merger, then the registration of the Shares under the Exchange Act and the listing of the Shares on the NYSE (unless delisted as set forth in “—NYSE Listing”) will be terminated following the completion of the Merger.

Margin Regulations. The Shares are currently “margin securities” under the regulations of the Board of Governors of the Federal Reserve System, which regulations have the effect, among other things, of allowing brokers to extend credit on the collateral of the Shares for the purpose of buying, carrying or trading in securities (“Purpose Loans”). Depending upon factors, such as the number of record holders of Shares and the number and market value of publicly held Shares, following the purchase of Shares pursuant to the Offer, the Shares might no longer constitute “margin securities” for purposes of the Federal Reserve Board’s margin regulations, and, therefore, could no longer be used as collateral for Purpose Loans made by brokers. In addition, if registration of the Shares under the Exchange Act were terminated, the Shares would no longer constitute margin securities.

8.	INFORMATION CONCERNING VIASYS

VIASYS is a Delaware corporation with its principal executive offices located at 227 Washington Street, Suite 200, Conshohocken, Pennsylvania 19428. The telephone number at that location is (610) 862-0800.

VIASYS is a global, research-based medical technology company focused on respiratory, neurology, medical disposable and orthopedic products. VIASYS products are marketed under well-recognized trademarks, including, among others, AVEA®, BEAR®, BIRD®, CORFLO®, CORPAK®, EME®, GRASON-STADLER®, JAEGER™, LYRA®, MEDLEC®, MICROGAS®, NAVIGATOR®, NICOLET®, NicoletOne™, PULMONETIC™, SENSORMEDICS®, TECA®, TECOMET™, VELA® and VMAX®. VIASYS is headquartered in Conshohocken, Penn., and its businesses are conducted through its Respiratory Care (annual revenue of $406 million), NeuroCare (annual revenue of $128 million), MedSystems (annual revenue of $35 million) and Orthopedices (annual revenue of $42 million) business units.

VIASYS is required to file its annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any such reports, statements or other information at the SEC’s public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. VIASYS’ SEC filings are also available to the public from commercial document retrieval services and at the Internet world wide web site maintained by the SEC at www.sec.gov.

VIASYS Projections. VIASYS does not, as a matter of course, make public any specific forecasts or projections as to its future financial performance. However, in connection with Cardinal Health’s due diligence, VIASYS provided certain projected and budgeted financial information concerning VIASYS to Cardinal Health. In addition, VIASYS provided the same information to its own financial advisors. VIASYS advised Cardinal Health (as well as Lazard) that VIASYS’ internal financial forecasts (upon which the projections provided to Cardinal Health were based in part) are, in general, prepared solely for internal use and capital budgeting and other management decisions and are subjective in many respects, and, thus, susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. The projections also reflect numerous assumptions (not all of which were provided to Cardinal Health), all made by VIASYS management, with respect to general business, economic, market and financial conditions and other matters. These assumptions regarding future events are difficult to predict, and many are beyond VIASYS’ control. Accordingly, there can be no assurance that the projections will be realized, and actual results may be materially greater or less than those contained in the projections provided by VIASYS.

The inclusion of the projections in this Offer to Purchase should not be regarded as an indication that any of Cardinal Health, Offeror, VIASYS or their respective affiliates or representatives consider the projections to be necessarily predictive of actual future events, and the projections should not be relied upon as such. These projections are being provided in this document only because VIASYS made them available to Cardinal Health in connection with Cardinal Health’s due diligence review of VIASYS. None of Cardinal Health, Offeror, VIASYS or any of their respective affiliates or representatives makes any representation to any person regarding the projections, and none of them intends to update or otherwise revise the projections to reflect circumstances existing after the date when made or to reflect the occurrence of actual future events, even in the event that any or all of the assumptions underlying the projections are shown to be in error. In this regard, investors are cautioned not to place undue reliance on the projected information provided.

It is Cardinal Health’s understanding that the projections were not prepared with a view to public disclosure or compliance with published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants regarding projections or forecasts. The projections do not purport to present operations in accordance with U.S. generally accepted accounting principles (“GAAP”), and VIASYS’ independent auditors have not examined, compiled or performed any procedures with respect to the projections presented in this Offer to Purchase, nor have they expressed any opinion or any other form of assurance of such information or the likelihood that VIASYS may achieve the results contained in the projections, and accordingly assume no responsibility for them.

The projections provided by VIASYS management included the following for VIASYS on a consolidated basis.

($ in millions, except per share data)	2007	2008
Total Revenue	$678.7	$754.4
EBITDA (1)	109.1	127.6
EBIT (1)	76.6	92.3
Earnings per share (2)	$1.34	$1.61

(1)	EBIT and EBITDA are non-GAAP financial measures. For these purposes EBIT means earnings before interest and taxes, and EBITDA means earnings before interest, taxes, depreciation and amortization.

(2)	EPS amounts were calculated assuming a weighted average shares outstanding of 34.063 million shares for 2007 and 35.063 million shares for 2008.

The projections reflected forecasted results relating to the existing VIASYS companies and new products currently under development. In addition, the projections assumed the implementation of certain profitability improvement drivers and did not assume any new acquisitions.

In addition to the foregoing projections, VIASYS provided revenue growth guidance of 8 to 10% for 2009, with earnings in 2009 growing at 1.5 times revenue growth.

These projections should be read together with VIASYS’ financial statements that can be obtained from the SEC as described above in this Section 8—“Information Concerning VIASYS.” These projections should also be read together with discussion under “Risk Factors” and the other cautionary statements contained in VIASYS’ 2006 Annual Report on Form 10-K.

9.	INFORMATION CONCERNING CARDINAL HEALTH AND OFFEROR

Cardinal Health is an Ohio corporation with its principal executive offices located at 7000 Cardinal Place, Dublin, Ohio 43017. Cardinal Health’s telephone number is (614) 757-5000. Cardinal Health is the leading provider of products and services that help hospitals, physicians’ offices and pharmacies reduce costs, improve safety, productivity and profitability, and deliver better care to patients. Cardinal Health develops market-leading technologies, including Alaris® IV pumps, Pyxis® automated dispensing systems, MedMined® data mining software and the CareFusion™ patient identification system. It also manufactures medical and surgical products and is one of the largest distributors of pharmaceuticals and medical supplies worldwide. Cardinal Health employs more than 40,000 people on five continents and produces annual revenues of more than $80 billion.

Offeror’s principal executive offices are located c/o Cardinal Health, Inc. at 7000 Cardinal Place, Dublin, Ohio 43017. Offeror is a newly formed Delaware corporation and a wholly owned subsidiary of Cardinal Health. Offeror has not conducted any business other than in connection with the Offer and the Merger.

The name, business address, citizenship, present principal occupation and employment history for the past five years of each of the directors and executive officers of Cardinal Health and Offeror are set forth in Schedule I to this Offer to Purchase.

Cardinal Health files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any such reports, statements or other information at the SEC’s public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Cardinal Health’s SEC filings are also available to the public from commercial document retrieval services and at the Internet world wide web site maintained by the SEC at www.sec.gov.

Except as set forth elsewhere in this Offer to Purchase or in Schedule I to this Offer to Purchase: (a) neither Cardinal Health nor, to Cardinal Health’s knowledge, any of the persons listed in Schedule I to this Offer to Purchase or any associate or majority owned subsidiary of Cardinal Health or of any of the persons so listed, beneficially owns or has a right to acquire any Shares or any other equity securities of VIASYS, (b) neither Cardinal Health nor, to Cardinal Health’s knowledge, any of the persons or entities referred to in clause (a) above or any of their executive officers, directors or subsidiaries has effected any transaction in the Shares or any other equity securities of VIASYS during the past 60 days, (c) neither Cardinal Health nor, to Cardinal Health’s knowledge, any of the persons listed in Schedule I to this Offer to Purchase, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of VIASYS (including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss, or the giving or withholding of proxies, consents or authorizations), (d) during the two years prior to the date of this Offer to Purchase, there have been no transactions that would require reporting under the rules and regulations of the SEC between Cardinal Health or any of its subsidiaries, or, to Cardinal Health’s knowledge, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and VIASYS or any of its executive officers, directors or affiliates, on the other hand, and (e) during the two years prior to the date of this Offer to Purchase, there have been no contacts, negotiations or transactions between Cardinal Health or any of its subsidiaries, or, to Cardinal Health’s knowledge, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and VIASYS or any of its subsidiaries or affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets.

None of the persons listed in Schedule I to this Offer to Purchase has, during the past five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors). None of the persons listed in Schedule I to this Offer to Purchase has, during the past five years, been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, U.S. federal or state securities laws, or a finding of any violation of U.S. federal or state securities laws.

10.	BACKGROUND OF THE OFFER; PAST CONTACTS OR NEGOTIATIONS WITH VIASYS

Cardinal Health and its board of directors continually reviews its strategic alternatives. In connection with these reviews, Cardinal Health from time to time evaluates potential transactions that may further its strategic objectives and enhance stockholder value. As part of this continuous review, Cardinal Health held discussions with VIASYS in the fall of 2004 about a possible strategic transaction between the two companies. These discussions were high-level and preliminary, and Cardinal Health decided not to pursue a transaction with VIASYS at that time.

In December 2006, at an industry convention, members of Cardinal Health management met with members of VIASYS management to review VIASYS’ business. These discussions were also high-level and of a preliminary nature, and did not result in any agreement between the two companies regarding terms of any possible transaction.

On April 13, 2007, Cardinal Health and VIASYS held a preliminary meeting at VIASYS’ corporate headquarters in Conshohocken, Pennsylvania, where the VIASYS management team provided Cardinal Health with an introductory overview of VIASYS’ business. At this meeting, the parties continued preliminary discussions regarding the opportunity for a business combination between the two companies.

On April 19, 2007, Cardinal Health and VIASYS entered into a confidentiality agreement to facilitate the exchange of due diligence materials between the management of the two companies. On April 25, 2007, VIASYS made due diligence materials available to Cardinal Health through an electronic data room. Representatives of Cardinal Health promptly commenced due diligence.

On April 26 and 27, 2007, the management teams of VIASYS and Cardinal Health met at VIASYS’ corporate headquarters in Conshohocken, Pennsylvania, where the VIASYS management team made a presentation to Cardinal Health regarding VIASYS’ business and operations. Representatives of VIASYS’ financial advisors (Lazard) and Cardinal Health’s financial advisor (UBS Securities LLC) also attended this meeting.

On April 28, 2007, VIASYS distributed a draft of a merger agreement and disclosure schedules to Cardinal Health.

On April 30, 2007, the Cardinal Health board of directors held its regularly scheduled strategy review session, during which David Schlotterbeck (Chief Executive Officer, Clinical and Medical Products, of Cardinal Health) briefed the Cardinal Health board of directors on management’s discussions with VIASYS. Mr. Schlotterbeck also presented information regarding the possible strategic fit of VIASYS for Cardinal Health.

On May 2, 2007, Cardinal Health’s senior management team held an internal meeting, at which representatives of Cardinal Health’s financial advisor were present, and authorized Mr. Schlotterbeck to meet with Randy Thurman (Chairman of the Board, President and Chief Executive Officer of VIASYS) to discuss a potential acquisition transaction with VIASYS of up to $40 per share.

On May 3, 2007, Mr. Schlotterbeck met with Mr. Thurman for a breakfast meeting in Philadelphia. Mr. Thurman encouraged Mr. Schlotterbeck to make Cardinal Health’s best offer. At the end of the meeting, Mr. Schlotterbeck indicated that Cardinal Health would be prepared to pay $40.00 per share. Later that day, Cardinal Health sent and VIASYS received a written confidential non-binding indication of interest from Cardinal Health to purchase all of the outstanding Shares for $40.00 per share. Cardinal Health proposed that the transaction be structured as a tender offer, followed by a second-step merger. The transaction would not be subject to financing, and completion of the transaction would be subject only to customary conditions, including antitrust approvals.

On May 4, 2007, Cardinal Health management received a call from Mr. Thurman, who informed management that, due to the presence of another potential buyer for VIASYS, Cardinal Health would need to move quickly if it was interested in a transaction. Mr. Thurman also requested and received assurances that Cardinal Health would be able to complete diligence and execute a merger agreement with VIASYS in one week. After a meeting of the VIASYS board of directors on the same date, a representative of Lazard (as financial advisor to VIASYS) telephoned a representative of Cardinal Health’s financial advisor indicating that the VIASYS board of directors had decided to proceed with Cardinal Health.

Later that day, on May 4, 2007, Robert Walter (Executive Chairman of the Board of Cardinal Health) and R. Kerry Clark (President and Chief Executive Officer of Cardinal Health) sent the Executive Committee of the Cardinal Health board of directors an update regarding management’s discussions with VIASYS. They explained that Cardinal Health had made a non-binding proposal to acquire all of the outstanding stock of VIASYS for $40.00 per share, and that VIASYS management had indicated that its board of directors had decided to proceed with Cardinal Health. They also explained that due diligence would continue during the following week.

On May 6, 2007, VIASYS informed Cardinal Health that VIASYS had received a higher proposal, and that the VIASYS board of directors was prepared to move forward with that proposal.

On May 7, 2007, Cardinal Health increased its proposal to $42.75 per share. Later that same day, and following a meeting of the VIASYS board of directors, a representative of Lazard informed Cardinal Health that the VIASYS board of directors had decided to request that both potential purchasers present their best proposals to VIASYS on Friday, May 11.

Between May 7 and May 11, 2007, numerous discussions were held between Morgan, Lewis & Bockius, LLP, legal advisor to VIASYS, and Wachtell, Lipton, Rosen & Katz (“Wachtell Lipton”), outside legal counsel to Cardinal Health, regarding the terms and conditions set forth in the draft merger agreement and disclosure schedules. These discussions included details of the structure of the transaction, the scope of the representations, warranties and covenants contained in the potential merger agreement, the conditions under which Cardinal Health would be obligated to close a tender offer, the VIASYS board of director’s ability to consider alternative transactions and the amount of the termination fee. In addition, during this time period, Cardinal Health’s management and representatives visited many locations of VIASYS in and outside of the United States and continued its due diligence of VIASYS.

On May 8, 2007, the Executive Committee of the Cardinal Health board of directors held a special telephonic meeting to discuss the status of the transaction process and the relevant considerations in evaluating the desirability of entering into a transaction with VIASYS.

On May 10, 2007, the Cardinal Health board of directors held a special telephonic meeting, at which representatives from Cardinal Health’s legal and financial advisors were present, to consider the transaction with VIASYS and the proposed merger agreement and disclosure schedules. Members of Cardinal Health’s management updated the Cardinal Health board of directors regarding the status of the transaction process. Cardinal Health management and Wachtell Lipton reviewed the draft merger agreement with the Cardinal Health board of directors, as well as the legal standards applicable to the Cardinal Health board of directors’ decision-making process. They explained that the Merger Agreement contemplated, among other things, a two-step transaction in which Cardinal Health would commence a tender offer to acquire all of the outstanding shares of common stock of VIASYS, followed by a merger in which all remaining stockholders of VIASYS, other than those exercising appraisal rights, would receive the same consideration. The tender offer price and the merger consideration were at Cardinal Health’s offer price of $42.75 per share, subject to possible increase if the first acceptance of shares tendered in the offer had not occurred within 45 days of the date of the Merger Agreement. The Cardinal Health board of directors engaged in discussions concerning the potential benefits and risks of the proposed transaction with VIASYS to Cardinal Health and its stockholders. After these discussions, the Cardinal Health board of directors voted to approve the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Offer and the Merger by the unanimous vote of the directors present, and authorized Cardinal Health management to execute the Merger Agreement on the terms and conditions described at the meeting.

On May 11, 2007, Cardinal Health delivered a final Merger Agreement and disclosure schedules to VIASYS, and notified VIASYS that officers of Cardinal Health had executed the Merger Agreement, which signature page was held in escrow by Wachtell Lipton but would be released upon execution of the Merger Agreement by VIASYS following the meeting of the VIASYS board of directors later that day.

Later on May 11, 2007, following the close of the market, VIASYS informed Cardinal Health that the VIASYS board of directors had met and voted unanimously to approve the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Offer and the Merger. VIASYS then executed the Merger Agreement, at which point Cardinal Health’s signature page was released from escrow and the Merger Agreement became binding upon the parties.

On the morning of May 14, 2007, prior to the opening of the market, Cardinal Health and VIASYS issued a joint press release announcing the execution of the Merger Agreement and the terms of the proposed acquisition of VIASYS by Cardinal Health.

11.	PURPOSE OF THE OFFER; THE MERGER AGREEMENT; STATUTORY REQUIREMENTS; APPRAISAL RIGHTS; “GOING PRIVATE” TRANSACTIONS; PLANS FOR VIASYS

(a) Purpose. The purpose of the Offer and the Merger is to acquire control of, and the entire equity interest in, VIASYS. The Offer, as the first step in the acquisition of VIASYS, is intended to facilitate the acquisition of all of the Shares. The purpose of the Merger is to acquire all capital stock of VIASYS not purchased pursuant to the Offer or otherwise.

(b) The Merger Agreement. The following summary description of the Merger Agreement is qualified in its entirety by reference to the Merger Agreement itself, which Cardinal Health and Offeror have filed as an exhibit to the Tender Offer Statement on Schedule TO that Cardinal Health and Offeror have filed with the SEC, which you may examine and copy as set forth in Section 9—“Information Concerning Cardinal Health and Offeror.”

The Offer. The Merger Agreement provides that Offeror will commence the Offer as promptly as reasonably practicable after the date of the Merger Agreement and in any event within eight business days of the date of the Merger Agreement, and that, upon the terms and subject to prior satisfaction or waiver of the conditions of the Offer, as set forth in Section 14—“Conditions of the Offer,” Offeror will purchase all Shares validly tendered and not withdrawn pursuant to the Offer. The Merger Agreement provides that, without the prior written consent of VIASYS, Offeror will not (1) decrease the price to be paid in the Offer or change the form of consideration payable in the Offer, (2) decrease the number of Shares sought to be purchased in the Offer, (3) impose additional conditions to the Offer, (4) change or waive the Minimum Condition, (5) except as provided in the Merger Agreement, extend the expiration of the Offer beyond the initial Expiration Date, or (6) amend any other term of the Offer in a manner adverse to the VIASYS stockholders.

However, Offeror may, without the consent of VIASYS, (1) extend the Offer for one or more periods of not more than five business days if, at the then-scheduled Expiration Date, any of the conditions of the Offer will not have been satisfied or waived, (2) extend the Offer for any period required by any rule or position of the SEC or the Staff of the SEC applicable to the Offer, or (3) if all of the conditions of the Offer are satisfied but the number of Shares that have been validly tendered and not withdrawn in the Offer, together with any Shares then owned by Cardinal Health, is less than 90% of the outstanding Shares, commence a subsequent offering period for three to 20 business days to acquire the remaining outstanding Shares.

Recommendation. VIASYS has represented to Cardinal Health in the Merger Agreement that the VIASYS board of directors of Directors has unanimously, by resolutions duly adopted at a meeting duly called and held (1) approved the Merger Agreement and declared the Merger Agreement, the Offer, the Merger and the transactions contemplated by the Merger Agreement advisable, fair to and in the best interests of VIASYS and the VIASYS stockholders, (2) approved and adopted the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, and (3) resolved to recommend that the VIASYS stockholders accept the Offer, tender their Shares under the Offer to Offeror and approve and adopt the Merger Agreement and the Merger to the extent required by applicable law. VIASYS further represented that Lazard, VIASYS’ financial advisor, has delivered to VIASYS a written opinion to the effect that, as of the date of the Merger Agreement, the consideration to be received by the VIASYS stockholders pursuant to the Offer and the Merger is fair, from a financial point of view, to the VIASYS stockholders.

Directors. The Merger Agreement provides that, subject to compliance with applicable law, promptly upon the acceptance of any Shares for payment by Cardinal Health, Offeror or any of their affiliates pursuant to the Offer (the “Appointment Time”), and from time to time thereafter and subject to certain requirements discussed in this paragraph below, Offeror is entitled to designate up to such number of directors, rounded to the nearest whole number constituting at least a majority of the directors, on the VIASYS board of directors as will give Offeror representation on the VIASYS board of directors equal to the product of the total number of directors on the VIASYS board of directors (giving effect to any increase in the number of directors so elected pursuant to the Merger Agreement) and the percentage that such number of Shares beneficially owned by Cardinal Health or its affiliates bears to the total number of Shares then outstanding. VIASYS will use its reasonable best efforts to, upon Cardinal Health’s request, promptly, at Cardinal Health’s election, either increase the size of the VIASYS board of directors or seek and accept the resignation of such number of directors as is necessary to enable Cardinal Health’s designees to be so elected. Subject to certain requirements discussed in this paragraph below, VIASYS will, at such times, cause individuals designated by Cardinal Health to constitute the same percentage of each committee of the VIASYS board of directors as Cardinal Heath’s designees represent on the VIASYS board of directors, other than any committee of the VIASYS board of directors established to take action under the Merger Agreement which committee must be composed only of Independent Directors (as defined below).

In the event that Cardinal Health’s designees are elected or designated to the VIASYS board of directors, then, until the time the Merger becomes effective (the “Effective Time”), VIASYS will cause the VIASYS board of directors to have at least two members who (a) were directors on the date of the Merger Agreement, (b) are independent directors for purposes of the continued listing requirements of the New York Stock Exchange (the “Independent Directors”) and (c) are reasonably satisfactory to Cardinal Health. If any Independent Director is unable to serve due to death, disability or any other reason, the remaining Independent Directors will be entitled to elect or designate another individual who is a non-employee director on the date of the Merger Agreement to fill the vacancy, and such director will be deemed to be an Independent Director for purposes of the Merger Agreement. If no Independent Director remains prior to the time the Merger becomes effective, a majority of the members of the VIASYS board of directors as of the date of the Merger Agreement will be entitled to designate two individuals to fill such vacancies, provided that such individuals may not be employees or officers of VIASYS, Cardinal Health or Offeror and such directors will be deemed Independent Directors for purposes of the Merger Agreement. Following the Appointment Time and prior to the Effective Time, Cardinal Health and Offeror will cause any amendment or termination of the Merger Agreement, any extension by VIASYS of the time for performance of any of the obligations or other acts of Offeror or Cardinal Health or waiver of any of VIASYS’ rights under the Merger Agreement or other action adversely affecting the rights of the VIASYS stockholders (other than Cardinal Health or Offeror), not to be effected without the affirmative vote of a majority of the Independent Directors. Following the Appointment Time and prior to the Effective Time, neither Cardinal Health nor Offeror will take any action to remove any Independent Director absent cause.

The Merger. The Merger Agreement provides that, at the Effective Time, Offeror will be merged with and into VIASYS. Following the Merger, the separate corporate existence of Offeror will cease and VIASYS will continue as the surviving corporation (the “Surviving Corporation”) and a wholly owned subsidiary of Cardinal Health.

VIASYS has agreed that, if required by applicable law in order to consummate the Merger, it will, in accordance with applicable law, (a) duly call, give notice of, convene and hold a special meeting of the VIASYS stockholders as soon as reasonably practicable following the acceptance for payment of Shares by Offeror pursuant to the Offer (or, if later, following the termination of the Subsequent Offering Period, if any) for the purpose of considering and voting upon approval of the Merger, the Merger Agreement and the transactions contemplated thereby, and (b) prepare and file with the SEC a preliminary proxy or information statement relating to the Merger and the Merger Agreement, and use its best efforts (1) to obtain and furnish the information required to be included by the SEC in the proxy statement and, after consultation with Cardinal Health, to respond promptly to any comments made by the SEC or the staff of the SEC with respect to the preliminary proxy statement and to cause a definitive proxy statement to be mailed to the VIASYS stockholders as soon as reasonably practicable, which proxy statement will include all information required by applicable law, the VIASYS board of directors recommendation that the VIASYS stockholders accept the Offer, tender their Shares to Offeror, and approve and adopt the Merger Agreement and the Merger to the extent required by applicable law, and the written opinion of VIASYS’ financial advisor, and (2) to obtain the necessary approvals of the Merger Agreement, the Merger and the transactions contemplated by the Merger Agreement by the VIASYS stockholders. The Merger Agreement provides that subject to the terms of the Merger Agreement, VIASYS will, through the VIASYS board of directors, recommend that the VIASYS stockholders approve and adopt the Merger Agreement, the Merger and the transactions contemplated thereby, and, except as expressly permitted by the Merger Agreement, will not withdraw, amend or modify in a manner adverse to Cardinal Health the VIASYS board of directors recommendation. Cardinal Health has agreed in the Merger Agreement that it will vote, or cause to be voted, all of the Shares then owned by it, Offeror or any of Cardinal Health’s other subsidiaries in favor of the approval of the Merger and the Merger Agreement and the transactions contemplated by the Merger Agreement.

The Merger Agreement further provides that, notwithstanding the foregoing, if Cardinal Health or Offeror acquires, together with the Shares owned by Cardinal Health, Offeror or any other of Cardinal Health’s subsidiaries, at least 90% of the outstanding Shares, the parties to the Merger Agreement will, at the request of

Cardinal Health, take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after the Appointment Time without a meeting of the VIASYS stockholders in accordance with Section 253 of the DGCL.

Short-Form Merger Option. VIASYS granted to Cardinal Health and Offeror an irrevocable option to purchase, at a per share price equal to the price to be paid in the Offer, Shares equal to the number of Shares that, when added to the number of Shares owned by Cardinal Health and Offeror immediately following consummation of the Offer, equals one share more than 90% of the Shares then outstanding on a fully diluted basis. The option is only exercisable after Cardinal Health and Offeror own at least 80% of the outstanding Shares, and is not exercisable if the number of Shares that would need to be issued exceeds the number of authorized but unissued Shares.

Charter, By-Laws, Directors and Officers. The VIASYS certificate of incorporation will be amended as of the Effective Time so that it is in substantially the form attached to the Merger Agreement, with such changes or modifications as VIASYS and Cardinal Health may agree, and Offeror’s bylaws in effect immediately prior to the Effective Time will be the Surviving Corporation’s bylaws, in each case, until amended in accordance with the DGCL or as provided in the certificate of incorporation or bylaws, respectively. From and after the Effective Time, the officers of VIASYS will be the initial officers of the Surviving Corporation and the directors of Offeror will be the directors of the Surviving Corporation, in each case, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified.

Treatment of Shares in the Merger. By virtue of the Merger and without any action on the part of the VIASYS stockholders, at the Effective Time, each Share issued and outstanding immediately prior to the Effective Time (other than (a) any Shares directly owned by VIASYS, Cardinal Health or Offeror, and (b) Shares held by a holder who has not voted in favor of or consented to the Merger and who has properly demanded and perfected his right to be paid the fair value of such Shares (“Appraisal Shares”) in accordance with the provisions of the DGCL, which Appraisal Shares will only be entitled to the rights granted under the DGCL), will be canceled and cease to exist, and will be converted into the right to receive an amount of cash, without interest, equal to the price paid in the Offer. If a VIASYS stockholder fails to validly perfect or loses such appraisal rights, then the Appraisal Shares will be deemed to have been canceled at the Effective Time, and such VIASYS stockholder will be entitled to receive the price paid in the Offer (payable without any interest thereon) as compensation for such cancellation. See “—Appraisal Rights.”

Treatment of Stock Options in the Offer and the Merger. The Merger Agreement provides that each VIASYS stock option, to the extent outstanding and unvested at the Appointment Time, will vest in full as of the Appointment Time, and each VIASYS stock option outstanding immediately prior to the Effective Time will automatically be converted at the Effective Time into a vested option to purchase that number of common shares, without par value, of Cardinal Health, equal to the number of shares of VIASYS common stock subject to the VIASYS stock option immediately prior to the Effective Time, multiplied by the ratio of the Offer Price over the average closing price of Cardinal Health common stock on the last five trading days immediately prior to the Effective Time (such ratio, the “Conversion Ratio”) (and rounded down to the nearest whole share), with an exercise price per share equal to the exercise price per share that existed under the corresponding VIASYS stock option divided by the Conversion Ratio (and rounded up to the nearest whole cent), and with other terms and conditions that are the same as the terms and conditions of the VIASYS stock option immediately before the Effective Time. The foregoing conversion will be carried out in a manner to ensure that the VIASYS stock option or Cardinal Health stock option does not become subject to Section 409A of the Internal Revenue Code, and with respect to any VIASYS stock option that is an incentive stock option, satisfying the requirements of Section 424(a) of the Internal Revenue Code. Under the Merger Agreement, Cardinal Health agreed to maintain the effectiveness of VIASYS’ registration statement on Form S-8 and not to deregister any VIASYS common stock previously registered on such Form S-8, in each case, until the Effective Time. Cardinal Health agreed to use its reasonable best efforts to file with the SEC, within 10 days after the closing of the Merger, a registration statement on Form S-8 or other appropriate form under the U.S. Securities Act of 1933, as amended, to register the issuance of Cardinal Health common shares issuable upon exercise of the Cardinal Health stock options and to use its reasonable efforts to cause the registration statement to remain effective until the exercise or expiration of the Cardinal Health stock options.

The foregoing will not apply to the VIASYS Employee Stock Purchase Plan (the “VIASYS ESPP”). VIASYS will, prior to the Effective Time, take all actions necessary to terminate the VIASYS ESPP and all outstanding rights thereunder, effective as of the Effective Time, and ensure that no new offering periods thereunder commence between the date of the Merger Agreement and the Effective Time. The offering period currently in effect as of the Merger Agreement will end in accordance with the terms of the VIASYS ESPP, provided that there will be no increase in the amount of payroll deductions permitted to be made by the participants therein during such period, and provided further that, on the last day of the current offering period, each participant in the VIASYS ESPP will be credited with the number of share(s) of common stock purchased for his account(s) under the VIASYS ESPP in respect of the applicable offering period, unless the Effective Time occurs prior to the end of the offering period currently in effect, in which case all then-outstanding rights to purchase stock under the VIASYS ESPP will be accelerated and exercised no later than immediately prior to the Effective Time.

VIASYS will ensure that following the Effective Time, no holder of a VIASYS Option (or former holder) or any participant in any VIASYS stock plan, VIASYS benefit plan or VIASYS benefit agreement will have any right thereunder to acquire any capital stock of VIASYS or the Surviving Corporation or any other equity interest therein.

Representations and Warranties. Pursuant to the Merger Agreement, VIASYS has made customary representations and warranties to Cardinal Health and Offeror with respect to, among other matters, its organization and standing, its subsidiaries, corporate power and authority, capitalization, conflicts, consents and approvals, brokerage and finders’ fees, filings with the SEC and securities law matters, information supplied and to be supplied for inclusion in the proxy statement and the Tender Offer Statement on Schedule TO and the Schedule 14D-9, compliance with laws, litigation, the absence of any Material Adverse Effect (as defined below), taxes, the nonexistence of any parachute gross ups, intellectual property, title to properties, employee benefit plans, contracts, labor matters, voting requirements, VIASYS certificate of incorporation provisions, interested party transactions, regulatory compliance, environmental matters, insurance, opinion of VIASYS’ financial advisor, and inapplicability of the VIASYS rights agreement. Cardinal Health and Offeror have made customary representations and warranties to VIASYS with respect to, among other matters, organization and standing, corporate power and authority, conflicts, consents and approvals, interim operations of Offeror, litigation, compliance with laws, brokerage and finders’ fees, information supplied and to be supplied for inclusion in the proxy statement and the Tender Offer Statement on Schedule TO and the Schedule 14D-9, and required funds.

The representations and warranties contained in the Merger Agreement were made solely for purposes of the Merger Agreement and are qualified by information in confidential disclosure schedules provided by VIASYS to Cardinal Health and Offeror in connection with the signing of the Merger Agreement. These disclosure schedules contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the Merger Agreement. Moreover, certain representations and warranties in the Merger Agreement were used for the purpose of allocating risk between Cardinal Health and Offeror, on the one hand, and VIASYS, on the other hand, rather than establishing matters as facts. Accordingly, you should not rely on the representations and warranties in the Merger Agreement as characterizations of the actual state of facts about Cardinal Health, Offeror or VIASYS.

Efforts to Close the Transactions. In the Merger Agreement, each of Cardinal Health, Offeror and VIASYS agreed to use its reasonable best efforts to take all actions necessary, proper or advisable under applicable law to consummate the Offer, the Merger and the other transactions contemplated by the Merger Agreement, including preparing and filing as promptly as practicable all documentation to effect all necessary filings, notices, petitions and other documents necessary to consummate the Offer, the Merger and the other transactions contemplated by the Merger Agreement. In furtherance of this agreement, each party agreed to make appropriate filings under the HSR Act and any other applicable antitrust law, to supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to the HSR Act and other applicable antitrust laws and use its reasonable best efforts to cause the expiration or termination of the applicable waiting periods. However, the parties agreed that nothing in the Merger Agreement would obligate Cardinal Health or any of its subsidiaries or affiliates to propose or agree to accept any undertaking or restriction, or to take or commit to take any action (1) the effectiveness of which is not conditional on the consummation of the Offer and the Merger or (2) that, individually or in the aggregate, is or would reasonably be expected to be materially adverse (with materiality being measured in relation to the size of VIASYS and its subsidiaries taken as a whole) to VIASYS or any of its subsidiaries or Cardinal Health or any of its subsidiaries, either before or after giving effect to the Offer or the Merger, or Cardinal Health’s ownership or operation of any portion of VIASYS’ or any of its subsidiaries’ business or assets (a “Materially Burdensome Condition”).

VIASYS Rights Agreement. Pursuant to the Merger Agreement, VIASYS agreed that the VIASYS board of directors would take all further actions requested by Cardinal Health in order to render the VIASYS Rights Agreement inapplicable to the Offer, the Merger and the other transactions contemplated by the Merger Agreement.

Stockholder Litigation. VIASYS will give Cardinal Health the opportunity to participate in the defense or settlement of any stockholder litigation against VIASYS and/or its directors relating to the transactions contemplated by the Merger Agreement, and no such settlement will be agreed to without Cardinal Health’s prior written consent.

Tax Matters. During the period from the date of the Merger Agreement to the Effective Time, VIASYS will, and will cause each of its subsidiaries to, (a) timely file all material tax returns, (b) timely pay all material taxes due and payable, (c) promptly notify Cardinal Health of any material actions that become pending against or with respect to VIASYS or any of its subsidiaries in respect of any amount of tax and not settle any material tax liability without Cardinal Health’s prior written consent, (d) not make or change any material tax election, annual accounting period or accounting method with respect to taxes, surrender any right to claim a refund of taxes, or take any other similar action relating to the filing of any tax return or the payment of any tax, other than with Cardinal Health’s prior written consent or other than in the ordinary course of business consistent with past practice.

Indemnification; Directors’ and Officers’ Insurance. Pursuant to the Merger Agreement, Cardinal Health will cause the Surviving Corporation to assume the obligations with respect to all rights to indemnification and exculpation from liabilities, including advancement of expenses, for acts or omissions occurring at or prior to the Effective Time now existing in favor of the current or former directors or officers of VIASYS and its subsidiaries as provided in the VIASYS certificate of incorporation, the VIASYS bylaws, the organization documents of any subsidiary or any written indemnification contract between such directors or officers and VIASYS (in each case, as in effect on the date of the Merger Agreement), without further action, as of the Effective Time and such obligations will survive the Merger and will continue in full force and effect in accordance with their terms. In the Merger Agreement, Cardinal Health also has agreed that it will maintain in effect, for a period of six years after the Effective Time, VIASYS’ current directors’ and officers’ liability insurance in respect of acts or omissions occurring at or prior to the Effective Time, covering each person currently covered under such policies, on terms no less favorable than those of such policy in effect as of the date of the Merger Agreement; provided that neither Cardinal Health nor VIASYS will be obligated to pay more than 250% of the annual premiums currently paid by VIASYS for such insurance.

Employee Benefit Arrangements. With respect to employee benefit matters, the Merger Agreement provides that for a period of twelve months following the Effective Time, the employees of VIASYS and its subsidiaries who remain in the employment of the Surviving Corporation and its subsidiaries will receive benefits that, in the aggregate, are substantially similar to those received by similarly situated employees of Cardinal Health, it being understood that nothing in the Merger Agreement will require, and VIASYS will take no action that would have the effect of requiring, Cardinal Health or the Surviving Corporation to continue any specific employee benefit plans or to continue the employment of any specific person.

Conduct of VIASYS’ Business. During the period from the date of the Merger Agreement to the Effective Time, the Merger Agreement obligates VIASYS to conduct, and to cause each of its subsidiaries to conduct, its operations in the ordinary course consistent with past practice prior to the closing of the Merger, except as set forth in the VIASYS disclosure schedule, as consented to in writing in advance by Cardinal Health or as otherwise expressly permitted or required by the Merger Agreement, and obligates VIASYS to use reasonable best efforts to preserve intact its business organizations, retain the services of its officers and employees and preserve its relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with it. The Merger Agreement also contains specific restrictive covenants as to certain impermissible activities of VIASYS prior to the Effective Time, which provide that, subject to certain exceptions, VIASYS will not (and will not permit any of its subsidiaries to) take certain actions without the prior written consent of Cardinal Health, including, among other things, actions related to dividends and distributions; issuances, sales, purchases and recapitalizations of its capital stock; amendments to their organizational documents; acquisitions or sales of assets or properties; material commitments or transactions outside of the ordinary course; assumption of indebtedness; capital expenditures; litigation settlements; waivers of material claims; material contracts, collective bargaining agreements and benefit plans; granting severance or termination pay or increasing compensation; acceleration of the payment of benefits; changes in tax or accounting methods and material modifications to pricing or investment policies.

No Solicitation. VIASYS agreed that, during the term of the Merger Agreement, it will not, and will not authorize or permit any of its subsidiaries or any of their respective directors, officers or employees or any advisor, agent, representative or controlled affiliate to, directly or indirectly:

•	solicit, initiate or knowingly encourage, or take any other action designed to or which could reasonably be expected to, facilitate any Takeover Proposal or the making thereof;

•	enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any person any information, or otherwise cooperate in any way with, any Takeover Proposal; or

•	waive, terminate, modify or fail to enforce any provision of any contractual “standstill” or similar obligation of any person other than Cardinal Health.

VIASYS also agreed that it would, and would cause its subsidiaries to, immediately cease and terminate all existing discussions or negotiations with any person conducted up to the date of the Merger Agreement with respect to any Takeover Proposal and request the prompt return or destruction of all confidential information previously furnished.

The term “Takeover Proposal” means any inquiry, proposal or offer from any person relating to, or that could reasonably be expected to lead to, any direct or indirect acquisition or purchase, in one transaction or a series of transactions, of assets (including equity securities of any subsidiary of VIASYS) or businesses that constitute 15% or more of the revenues, net income or assets of VIASYS and its subsidiaries, taken as a whole, or 15% or more of any class of equity securities of VIASYS, any tender offer or exchange offer that if consummated would result in any person beneficially owning 15% or more of any class of equity securities of VIASYS, or any merger, consolidation, business combination, recapitalization, liquidation, dissolution, joint venture, binding share exchange or similar transaction involving VIASYS or any of its subsidiaries pursuant to which any person or the stockholders of any person would own 15% or more of any class of equity securities of VIASYS or of any resulting parent company of VIASYS, in each case other than the transactions contemplated by the Merger Agreement.

Notwithstanding the foregoing, at any time prior to the Appointment Time, in response to a bona fide written Takeover Proposal that the VIASYS board of directors reasonably determines (after consultation with outside counsel and a financial advisor of nationally recognized reputation) is or is reasonably likely to lead to a Superior Proposal, and which Takeover Proposal was not solicited after the date of the Merger Agreement and was made after such date and did not otherwise result from a breach of the Merger Agreement, VIASYS may:

•

furnish information with respect to VIASYS and its subsidiaries to the person making such Takeover Proposal (and its representatives) pursuant to a confidentiality agreement containing confidentiality and other provisions substantially similar to the provisions of the confidentiality agreement, dated April 19, 2007, between Cardinal Health and VIASYS and not less restrictive to such person than the provisions of such confidentiality agreement are to Cardinal Health; provided that all such information has previously been provided to Cardinal Health or is provided to Cardinal Health prior to or substantially concurrent with the time it is provided to such person; and

•	participate in discussions or negotiations with the person making such Takeover Proposal (and its representatives);

if and only to the extent that the VIASYS board of directors concludes in good faith (after consultation with its outside counsel) that failure to take such action would be reasonably likely to result in a breach of its fiduciary duties under applicable law.

The term “Superior Proposal” means any bona fide offer made by a third party that if consummated would result in such person (or its stockholders) owning, directly or indirectly, more than 60% of the shares of VIASYS common stock then outstanding (or of the shares of the surviving entity in a merger or the direct or indirect parent of the surviving entity in a merger) or more than 60% of the assets of VIASYS, which the VIASYS board of directors reasonably determines (after consultation with a financial advisor of nationally recognized reputation) to be (a) more favorable to the VIASYS stockholders from a financial point of view than the Offer and the Merger (taking into account all the terms and conditions of such proposal and the Merger Agreement (including any changes to the financial terms of the Merger Agreement proposed by Cardinal Health in response to such offer or otherwise)), (b) not subject to any due diligence condition and (c) reasonably likely to be completed on the terms proposed, taking into account all financial, legal, regulatory and other aspects of such proposal.

Neither the VIASYS board of directors nor any committee thereof may (a) withdraw, modify or qualify in any manner adverse to Cardinal Health its recommendation for the Offer, the Merger and the Merger Agreement, take any other action or make any public statement in connection with such recommendation, the Offer, the Merger or the VIASYS stockholders’ meeting that is inconsistent with such recommendation, or adopt or recommend (or publicly propose to do so) any Takeover Proposal or (b) adopt or recommend (or publicly propose to do so) or allow VIASYS or any of its subsidiaries to enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar contract constituting or related to, or that is intended to or could reasonably be expected to lead to, any Takeover Proposal. Notwithstanding the foregoing, at any time prior to the Appointment Time, the VIASYS board of directors may:

•

in response to a situation other than as described in next bullet below, make an adverse recommendation change if the VIASYS board of directors has concluded in good faith, after consultation with legal counsel, that its failure to do so would be reasonably likely to result in a breach of its fiduciary duties under applicable law; or

•

in response to a Takeover Proposal that the VIASYS board of directors reasonably determines (after consultation with outside counsel and a financial advisor of nationally recognized reputation) constitutes a Superior Proposal and that was unsolicited and made after the date of the Merger Agreement and that did not otherwise result from a breach thereof:

•

make an adverse recommendation change if the VIASYS board of directors has concluded in good faith, after consultation with its outside legal counsel, that in light of such Superior Proposal, the failure of the VIASYS board of directors to effect an adverse recommendation change would be reasonably likely to result in a breach of its fiduciary duties under applicable law; or

•

cause VIASYS to terminate the Merger Agreement and concurrently enter into an acquisition agreement for the Superior Proposal if the VIASYS board of directors has concluded in good faith, after consultation with its outside legal counsel, that in light of such Superior Proposal, the failure of the VIASYS board of directors to terminate the Merger Agreement would be reasonably likely to result in a breach of its fiduciary duties under applicable law, and provided that concurrently with such termination VIASYS pays to Cardinal Health the termination fee and expenses as described below under “—Effect of Termination.”

However, VIASYS will not be entitled to exercise its fiduciary right to make an adverse recommendation change or to terminate the Merger Agreement unless it has (a) provided to Cardinal Health five business days’ prior written notice that the VIASYS board of directors intends to take such action and specifying the reasons therefor, including the terms and conditions of any Superior Proposal, (b) during such five business day period, if requested by Cardinal Health, engaged in good faith negotiations with Cardinal Health to amend the Merger Agreement in such a manner that the Takeover Proposal no longer is a Superior Proposal and (c) at the end of such five business day period, such Takeover Proposal has not been withdrawn and continues to constitute a Superior Proposal. VIASYS must also promptly (and in any event within 24 hours of learning of the relevant information) advise Cardinal Health orally and in writing of any Takeover Proposal, the material terms and conditions and the identity of the person making any such Takeover Proposal. VIASYS will keep Cardinal Health fully informed in all material respects of the status and details (including any change to the material terms thereof) of any Takeover Proposal.

Access to Information. The Merger Agreement provides that VIASYS will give Cardinal Health and its representatives reasonable access during normal business hours and upon reasonable prior notice to VIASYS during the period prior to the Effective Time or the termination of the Merger Agreement, to all VIASYS’ and its subsidiaries’ properties, books, contracts, commitments, personnel and records as Cardinal Health may from time to time reasonably request. It also provides that each of Cardinal Health and VIASYS will hold, and will cause their respective representatives to hold, all information received from the other party in confidence in accordance with, and will otherwise abide by and be subject to, the terms and conditions of the confidentiality agreement between VIASYS and Cardinal Health.

Conditions to Consummation of the Merger. Pursuant to the Merger Agreement, the respective obligations of Cardinal Health, Offeror and VIASYS to consummate the Merger are subject to the satisfaction of each of the following conditions:

•	if and to the extent required by applicable law, VIASYS stockholders will have approved and adopted the Merger, the Merger Agreement and the transactions contemplated by the Merger Agreement;

•	Cardinal Health or Offeror will have accepted for payment and paid for the Shares pursuant to the Offer in accordance with the terms of the Merger Agreement; and

•

no temporary restraining order, preliminary or permanent injunction or other judgment or order issued by any court or agency of competent jurisdiction or other law, rule, legal restraint or prohibition will be in effect preventing consummation of the Merger or imposing a Materially Burdensome Condition.

Termination. The Merger Agreement may be terminated prior to the Effective Time, and the Offer and the Merger may be abandoned (notwithstanding any approval of the Merger Agreement by the VIASYS stockholders):

•	by mutual written consent of Cardinal Health, Offeror and VIASYS;

•	by either Cardinal Health or VIASYS, if:

•

the Appointment Time has not have occurred on or before December 31, 2007, provided, however, that the right to terminate the Merger Agreement in this circumstance will not be available to the party whose willful breach of a representation or warranty in the Merger Agreement or whose other action or failure to act has been a principal cause of or resulted in the failure of the Appointment Time to occur on or before such date;

•

if any order, injunction, judgment, law, rule, legal restraint or prohibition preventing consummation of the Offer or the Merger or imposing a Materially Burdensome Condition is in effect and becomes final and nonappealable; or

•

if the Offer has expired or been terminated in accordance with the terms of the Merger Agreement without Cardinal Health or Offeror having accepted for purchase any Shares pursuant to the Offer, other than due to a breach of the Merger Agreement by the terminating party;

•

by Cardinal Health, prior to the Appointment Time, if VIASYS has breached or failed to perform any of its representations, warranties, covenants or agreements set forth in the Merger Agreement, which breach of failure to perform (1) would result in any of the events relating to a breach by VIASYS of its representations, warranties and covenants that would permit Cardinal Health and Offeror not to close the Offer (as described in Section 14—“Conditions of the Offer”) and (2) is not cured, or incapable of being cured, by VIASYS within 30 calendar days following receipt of written notice of such breach or failure to perform by Cardinal Health (or, if December 31, 2007 is less than 30 calendar days from the notice by Cardinal Health, is not cured or is incapable of being cured by VIASYS by December 31, 2007);

•

by VIASYS, prior to the Appointment Time, if Cardinal Health or Offeror breached or failed to perform any of its representations, warranties, covenants or agreements set forth in the Merger Agreement, which breach of failure to perform (1) would result in (A) any representation or warranty of Cardinal Health and Offeror regarding authority and noncontravention and brokers not being true and correct in all material respects (or, if such representation is qualified by materiality or reference to Parent Material Adverse Effect, not being true and correct), (B) any other representation or warranty of Cardinal Health and Offeror contained in the Merger Agreement not being true and correct (without giving effect to any qualifications or limitations as to materiality or Parent Material Adverse Effect), except to the extent that the facts or matters as to which such representation or warranty is not so true and correct, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect and (2) is not cured, or is incapable of being cured, by Cardinal Health within 30 calendar days following receipt of written notice of such breach or failure to perform from VIASYS (or, if December 31, 2007 is less than 30 calendar days from the notice by VIASYS, is not cured or is incapable of being cured by Cardinal Health by December 31, 2007);

•

by Cardinal Health, prior to the Appointment Time, in the event that (1) the VIASYS board of directors withdraws, modifies or qualifies in any manner adverse to Cardinal Health its recommendation for the Offer, the Merger or the Merger Agreement, or adopts or recommends an alternative takeover proposal, or (2) the VIASYS board of directors fails publicly to reaffirm its adoption and recommendation of the Merger Agreement, the Offer, the Merger or the other transactions contemplated by the Merger Agreement within 10 business days of receipt of a written request by Cardinal Health to provide such reaffirmation following an alternative takeover proposal;

•

by VIASYS, prior to the Appointment Time, in accordance with the terms and subject to the conditions of its fiduciary right to terminate the Merger Agreement to accept a Superior Proposal; provided that, concurrently with such termination, VIASYS pays to Cardinal Health the termination fee and expenses pursuant to the Merger Agreement described below; or

•

by VIASYS, if Offeror will have failed to commence the Offer within the time period required by the Merger Agreement, unless such failure resulted from a breach by VIASYS of any representation, warranty, covenant or agreement set forth in the Merger Agreement.

The Merger Agreement defines a “Parent Material Adverse Effect” as any change, effect, event, occurrence, state of facts or development which individually or in the aggregate is or would reasonably be expected to be materially adverse to the ability of Cardinal Health or Offeror to perform its obligations under the Merger Agreement or to consummate the transactions contemplated thereby by December 31, 2007. However, none of the following shall be deemed, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Parent Material Adverse Effect:

•	any change in the trading prices of Cardinal Health’s equity or debt securities;

•

any change, effect, event, occurrence, state of facts or development (A) in the financial or securities markets or the economy in general or (B) in the industries in which Cardinal Health or any of its subsidiaries operates in general, to the extent (in the case of (A) or (B)) that such change, effect, event, occurrence, state of facts or development does not disproportionately impact Cardinal Health or any of its subsidiaries;

•

any failure, in and of itself, by Cardinal Health to meet any internal or published projections, forecasts or revenue or earnings predictions for any period ending on or after the date of the Merger Agreement (it being understood that the facts or occurrences giving rise to or contributing to such failure may be deemed to constitute, or be taken into account in determining whether there has been or will be, a Parent Material Adverse Effect); or

•	any effect resulting from entering into the Merger Agreement or the announcement of the transactions contemplated by the Merger Agreement.

Effect of Termination. In the event of the termination of the Merger Agreement by either VIASYS or Cardinal Health in accordance with its terms, the Merger Agreement will become void and have no effect, without any liability or obligation on the part of any party to the Merger Agreement, other than certain specified provisions, which provisions will survive any such termination, including provisions relating to the payment of termination fees and expenses in the circumstances described below. However, no party would be relieved from any liability or damages resulting from the willful and material breach by a party of any of its representations, warranties, covenants or agreements set forth in the Merger Agreement.

If:

•

the Merger Agreement is terminated by Cardinal Health because (1) the VIASYS board of directors withdraws, modifies or qualifies in any manner adverse to Cardinal Health its recommendation for the Offer, the Merger or the Merger Agreement, or adopts or recommends an alternative takeover proposal or (2) the VIASYS board of directors fails publicly to reaffirm its adoption and recommendation of the Merger Agreement, the Offer, the Merger or the other transactions contemplated by the Merger Agreement within 10 business days of receipt of a written request by Cardinal Health to provide such reaffirmation following an alternative takeover proposal;

•	the Merger Agreement is terminated by VIASYS pursuant to its fiduciary right to terminate the Merger Agreement to accept a Superior Proposal; or

•

(1) a Takeover Proposal shall have been made to VIASYS or directly to VIASYS stockholders generally or shall have otherwise become publicly known or any person shall have publicly announced an intention (whether or not conditional) to make a Takeover Proposal; (2) thereafter, the Merger Agreement is terminated either by VIASYS because the Appointment Time has not have occurred on or before December 31, 2007 or by either VIASYS or Cardinal Health because the Offer has expired and the Minimum Condition has not been satisfied; and (3) within 12 months of such termination, VIASYS enters into a definitive contract to consummate, or consummates, the transactions contemplated by any Takeover Proposal;

then VIASYS will pay Cardinal Health a termination fee equal to $45,650,000, plus expenses of up to $7,500,000.

Amendment. The Merger Agreement may be amended by VIASYS, Cardinal Health and Offeror at any time before or after any approval of the Merger Agreement by VIASYS stockholders, but, after any such approval, no amendment will be made that by law requires further approval by the VIASYS stockholders without obtaining such further approval.

Extension; Waiver. At any time prior to the Effective Time, the parties to the Merger Agreement may (a) extend the time for the performance of any of the obligations or other acts of the other parties to the Merger Agreement, (b) waive any inaccuracies in the representations and warranties contained in the Merger Agreement or in any document delivered pursuant to the Merger Agreement and (c) waive compliance with any of the agreements or conditions contained in the Merger Agreement.

Expenses. Except as noted above under “—Effect of Termination,” all fees and expenses incurred in connection with the Merger Agreement, the Offer, the Merger and the other transactions contemplated by the Merger Agreement will be paid by the party to the Merger Agreement incurring such fees or expenses, whether or not the Offer or the Merger is consummated, except filing fees and expenses incurred in connection with the preparation by the financial printer, filing, printing and mailing of the Tender Offer Statement on Schedule TO, together with any supplements or amendments thereto, the Schedule 14D-9 and the proxy statement will be shared equally by Cardinal Health and VIASYS.

(c) Appraisal Rights. No appraisal rights are available in connection with the Offer. If the Merger is consummated, however, the VIASYS stockholders that have not tendered their Shares will have certain rights under Section 262 of the DGCL to dissent and demand appraisal of, and to receive payment in cash of the fair value of, their Shares. VIASYS stockholders that perfect these rights by complying with the procedures set forth in Section 262 of the DGCL will have the fair value of their Shares (exclusive of any element of value arising from the accomplishment or expectation of the Merger) determined by the Delaware Court of Chancery and will be entitled to receive a cash payment equal to such fair value from the Surviving Corporation. Any such judicial determination of the fair value of Shares could be based upon considerations other than, or in addition to, the price paid in the Offer and the market value of the Shares, including asset values and the investment value of the Shares. The value so determined could be more or less than the Offer Price. If any VIASYS stockholder who demands appraisal under Section 262 of the DGCL fails to perfect, or effectively withdraws or loses his or her right to appraisal, as provided in the DGCL, each of the Shares of such holder will be converted into the right to receive Offer Price in accordance with the Merger Agreement. A VIASYS stockholder may withdraw his or her demand for appraisal by delivery to Offeror of a written withdrawal of his or her demand for appraisal prior to the Merger.

The foregoing summary of the rights of dissenting stockholders under the DGCL does not purport to be a complete statement of the procedures to be followed by VIASYS stockholders desiring to exercise any available appraisal rights.

The preservation and exercise of appraisal rights require strict adherence to the applicable provisions of the DGCL. Failure to follow the steps required by the DGCL for perfecting appraisal rights may result in the loss of such rights. VIASYS stockholders who tender shares in the Offer will not have appraisal rights.

(d) “Going Private” Transactions. The SEC has adopted Rule 13e-3 promulgated under the Exchange Act, which is applicable to certain “going private” transactions and which may, under certain circumstances, be applicable to the Merger. However, Rule 13e-3 would be inapplicable if (1) the Shares are deregistered under the Exchange Act prior to the Merger or other business combination or (2) the Merger or other business combination is consummated within one year after the purchase of the Shares pursuant to the Offer and the amount paid per Share in the Merger or other business combination is at least equal to the amount paid per Share in the Offer. Cardinal Health and Offeror believe that Rule 13e-3 will not be applicable to the Merger because it is anticipated that the Merger will be effected within one year following the consummation of the Offer and, in the Merger, the VIASYS stockholders will receive the same price per Share as paid in the Offer. If applicable, Rule 13e-3 requires, among other things, that certain financial information concerning the fairness of the proposed transaction and the consideration offered to minority stockholders in the transaction be filed with the SEC and disclosed to stockholders prior to the consummation of the transaction.

(e) Plans for VIASYS. In connection with the Offer, Cardinal Health and Offeror have reviewed and will continue to review various possible business strategies that they might consider in the event that Offeror acquires control of VIASYS, whether pursuant to the Offer, the Merger or otherwise. These changes could include, among other things, changes in VIASYS’ business corporate structure, capitalization and management. Upon the consummation of the Merger, VIASYS will become a wholly owned subsidiary of Cardinal Health.

12.	SOURCE AND AMOUNT OF FUNDS

Offeror estimates that the total amount of funds required to purchase all outstanding Shares pursuant to the Offer and to complete the Merger and to pay related fees and expenses will be approximately $1.5 billion after giving effect to proceeds received in connection with the exercise of VIASYS options and excluding VIASYS’ fees and expenses. After completion of the Offer, to the extent that it is not left outstanding on the same or modified terms, Cardinal Health expects to repay or refinance up to approximately $45 million of outstanding indebtedness of VIASYS. Cardinal Health expects to repay or refinance any outstanding indebtedness under VIASYS’ credit revolver facility. Cardinal Health will ensure that Offeror has sufficient funds to acquire all of the outstanding Shares pursuant to the Offer and the Merger. Cardinal Health has available the necessary funds from its ongoing free cash flow and available sources of debt financing including existing and new credit facilities and lines of credit and the issuance of debt securities to complete the Offer and the Merger, and will cause Offeror to have sufficient funds available to complete the Offer and the Merger.

13.	DIVIDENDS AND DISTRIBUTIONS

The Merger Agreement provides that, without the prior written consent of Cardinal Health, VIASYS will not, and will not permit any of its subsidiaries to, prior to the Effective Time:

•

declare, set aside or pay any dividends on, or make any other distributions in respect of any of its capital stock, other than dividends or distributions by a wholly owned subsidiary of VIASYS to VIASYS or a wholly owned subsidiary of VIASYS;

•	adjust, split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect or lieu of, or in substitution for, shares of its capital stock;

•

purchase, redeem or otherwise acquire any shares of its capital stock or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities, except for purchases, redemptions or other acquisitions (1) required by the terms of the VIASYS Equity Incentive Plan or (2) required by the terms of any plans or contract existing on the date of the Merger Agreement between VIASYS or any of its subsidiaries and any director or employee of VIASYS or any of its subsidiaries;

•

issue, deliver, sell, grant, pledge or otherwise encumber any shares of its capital stock, any other voting securities or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities; or

•	enter into any contract, understanding or arrangement with respect to the sale, voting, registration or repurchase of VIASYS common stock or the capital stock of any subsidiary.

14.	CONDITIONS OF THE OFFER

Notwithstanding any other provisions of the Offer (subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) promulgated under the Exchange Act), neither Cardinal Health nor Offeror will be required to accept for payment or pay for any tendered Shares, if (1) there will not be validly tendered and not properly withdrawn prior to the Expiration Date that number of Shares that represents at least a majority of the total number of outstanding shares of VIASYS common stock on a fully diluted basis (which assumes conversion or exercise of all derivative securities of VIASYS, regardless of the conversion or exercise price or other terms and conditions of such securities) on the Expiration Date (this condition is called the “Minimum Condition,”)

(2) the waiting period (and any extension thereof) applicable to the Offer or the Merger under the HSR Act will not have terminated or expired prior to the Expiration Date, (3) any required approvals of the competent competition authority of any member state of the European Union applicable to the Offer or the Merger under applicable law will not have been obtained prior to the Expiration Date or any applicable waiting period thereunder will not have expired or been terminated prior to the Expiration Date, (4) any Materially Burdensome Condition will have been imposed in connection with obtaining any approvals or terminations described in clauses (2) or (3), or (5) at any time on or after the date of the Merger Agreement and prior to the Appointment Time, any of the following events will occur and continue to exist:

•

there will be any temporary, preliminary or permanent order, injunction, judgment, law, rule, legal restraint or prohibition in effect preventing the consummation of the Offer or the Merger or imposing a Materially Burdensome Condition;

•

there will be instituted or pending any material action by any governmental entity seeking to restrain or prohibit the purchase of Shares pursuant to the Offer or the consummation of the Offer or imposing a Materially Burdensome Condition;

•

(1) any representation or warranty of VIASYS regarding its capital structure or indebtedness will not be true and correct (except for any de minimis inaccuracy); (2) certain representations and warranties of VIASYS regarding authority and non-contravention, certain increases in employee compensation between December 31, 2006 and the date of the Merger Agreement, approval of certain compensation arrangements, the VIASYS stockholder approval requirement for the transaction, the applicability of certain provisions of VIASYS’ certificate of incorporation and brokers will not be true and correct in all material respects (or, if such representation is qualified by materiality or Material Adverse Effect, is not true and correct); and (3) any other representation or warranty of VIASYS (other than the representation and warranty with respect to the absence of any Material Adverse Effect) contained in the Merger Agreement will not be true and correct (without giving effect to any qualifications or limitations as to materiality, Material Adverse Effect or Material Adverse Change set forth in such representation or warranty), except where the failure of such representations and warranties to be true, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect (with each of (2) and (3) tested as of the date of the Merger Agreement and as of the date of determination as though made on the date of determination, except to the extent such representation or warranty expressly relates to a specified date, in which case as of such specified date);

•	VIASYS will not have performed in all material respects all agreements, covenants and obligations required to be performed by it under the Merger Agreement at or prior to the date of determination;

•

there will have occurred any change, event, effect or occurrence arising since December 31, 2006 that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

•

VIASYS will not have furnished Cardinal Health with a certificate dated as of the date of determination signed on its behalf by its Chief Executive Officer or Chief Financial Officer to the effect that the conditions set forth in the three prior bullets above will not have occurred and continue to exist;

•

other than filings pursuant to the HSR Act or filings or approvals of the competent competition authority of any member state of the European Union, any consent, approval or authorization of any governmental entity required of Cardinal Health, VIASYS or any of their subsidiaries to consummate the Offer or the Merger will not have been obtained or will have been obtained subject to a Materially Burdensome Condition, unless the failure to obtain such consent, approval or authorization has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

The foregoing conditions are for the sole benefit of Cardinal Health and Offeror, may be asserted by Cardinal Health or Offeror, regardless of the circumstances giving rise to any such conditions, and, except for the

Minimum Condition, may be waived by Cardinal Health or Offeror in whole or in part at any time and from time to time, subject to the terms of the Merger Agreement. The failure by Cardinal Health or Offeror at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right, and each such right will be deemed an ongoing right that may be asserted at any time and from time to time.

The Merger Agreement defines a “Material Adverse Change” or “Material Adverse Effect” as any change, effect, event, occurrence, state of facts or development which individually or in the aggregate is or would reasonably be expected to be materially adverse to (1) the business, assets, condition (financial or otherwise), liabilities, capitalization or results of operations of VIASYS and its subsidiaries, taken as a whole, or (2) the ability of VIASYS to perform its obligations under the Merger Agreement or to consummate the transactions contemplated thereby by December 31, 2007. However, in the case of (1) above, none of the following shall be deemed, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Material Adverse Change or Material Adverse Effect:

•

any change, effect, event, occurrence, state of facts or development (A) in the financial or securities markets or the economy in general or (B) in the industries in which VIASYS or any of its subsidiaries operates in general, to the extent (in the case of (A) or (B)) that such change, effect, event, occurrence, state of facts or development does not disproportionately impact VIASYS or any of its subsidiaries;

•

any failure, in and of itself, by VIASYS to meet any internal or published projections, forecasts or revenue or earnings predictions for any period ending on or after the date of the Merger Agreement (it being understood that the facts or occurrences giving rise to or contributing to such failure may be deemed to constitute, or be taken into account in determining whether there has been or will be, a Material Adverse Change or a Material Adverse Effect); or

•

any effect to the extent resulting from entering into the Merger Agreement or the announcement of the transactions contemplated by the Merger Agreement (subject to an exception for the noncontravention representation by VIASYS regarding the execution of the Merger Agreement).

15.	LEGAL MATTERS; REQUIRED REGULATORY APPROVALS

Except as set forth in this Offer to Purchase, based on Cardinal Health’s and Offeror’s review of publicly available filings by VIASYS with the SEC and other information regarding VIASYS, neither Cardinal Health nor Offeror is aware of any licenses or regulatory permits that appear to be material to the business of VIASYS and its subsidiaries, taken as a whole, that might be adversely affected by Offeror’s acquisition of Shares in the Offer. In addition, neither Cardinal Health nor Offeror is aware of any filings, approvals or other actions by or with any governmental authority or administrative or regulatory agency under laws regulating competition other than the filings under the HSR Act and required approvals of the competent competition authority of any member state of the European Union applicable to the Offer or the Merger that would be required for Offeror’s acquisition or ownership of the Shares. Should any such approval or other action be required, Cardinal Health and Offeror expect to seek such approval or action, except as described under “—State Takeover Laws.” Should any such approval or other action be required, Cardinal Health and Offeror cannot be certain that Cardinal Health and Offeror would be able to obtain any such approval or action without substantial conditions or that adverse consequences might not result to VIASYS’ or its subsidiaries’ businesses, or that certain parts of VIASYS’, Cardinal Health’s, Offeror’s or any of their respective subsidiaries’ businesses might not have to be disposed of or held separate in order to obtain such approval or action. In that event, Offeror may not be required to purchase any Shares in the Offer. See the “Introduction” to this Offer to Purchase and Section 14—“Conditions of the Offer” for a description of the conditions to the Offer.

State Takeover Laws. VIASYS is incorporated in Delaware and is subject to Section 203 of the DGCL. In general, Section 203 of the DGCL prevents an “interested stockholder” (including a person that has the right to acquire 15% or more of the corporation’s outstanding voting stock) from engaging in a “business combination” (defined to include mergers and certain other actions) with a Delaware corporation for a period of three years following the date such person became an interested stockholder. The VIASYS board of directors approved for purposes of Section 203 of the DGCL the entering into by Offeror, Cardinal Health and VIASYS of the Merger Agreement and the consummation of the transactions contemplated by the Merger Agreement and has taken all appropriate action so that Section 203 of the DGCL, with respect to VIASYS, will not be applicable to Cardinal Health and Offeror by virtue of such actions.

A number of states have adopted takeover laws and regulations that purport to be applicable to attempts to acquire securities of corporations that are incorporated in those states or that have substantial assets, stockholders, principal executive offices or principal places of business in those states. To the extent that these state takeover statutes (other than Section 203 of the DGCL) purport to apply to the Offer or the Merger, Cardinal Health and Offeror believe that those laws conflict with U.S. federal law and are an unconstitutional burden on interstate commerce. In 1982, the Supreme Court of the United States, in Edgar v. Mite Corp., invalidated on constitutional grounds the Illinois Business Takeovers Statute, which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. The reasoning in that decision is likely to apply to certain other state takeover statutes. In 1987, however, in CTS Corp. v. Dynamics Corp. of America, the Supreme Court of the United States held that the State of Indiana could, as a matter of corporate law and, in particular, those aspects of corporate law concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without the prior approval of the remaining stockholders, as long as those laws were applicable only under certain conditions. Subsequently, in TLX Acquisition Corp. v. Telex Corp., a federal district court in Oklahoma ruled that the Oklahoma statutes were unconstitutional insofar as they apply to corporations incorporated outside Oklahoma because they would subject those corporations to inconsistent regulations. Similarly, in Tyson Foods, Inc. v. McReynolds, a federal district court in Tennessee ruled that four Tennessee takeover statutes were unconstitutional as applied to corporations incorporated outside Tennessee. This decision was affirmed by the U.S. Court of Appeals for the Sixth Circuit. In December 1988, a federal district court in Florida held, in Grand Metropolitan PLC v. Butterworth, that the provisions of the Florida Affiliated Transactions Act and the Florida Control Share Acquisition Act were unconstitutional as applied to corporations incorporated outside of Florida.

Except as set forth in this Offer to Purchase, Cardinal Health and Offeror have not attempted to comply with any state takeover statutes in connection with the Offer or the Merger. Cardinal Health and Offeror reserve the right to challenge the validity or applicability of any state law allegedly applicable to the Offer or the Merger, and nothing in this Offer to Purchase nor any action that Cardinal Health and Offeror take in connection with the Offer is intended as a waiver of that right. In the event that it is asserted that one or more takeover statutes apply to the Offer or the Merger, and it is not determined by an appropriate court that the statutes in question do not apply or are invalid as applied to the Offer or the Merger, as applicable, Cardinal Health and Offeror may be required to file certain documents with, or receive approvals from, the relevant state authorities, and Cardinal Health and Offeror might be unable to accept for payment or purchase Shares tendered in the Offer or be delayed in continuing or consummating the Offer. In that case, Offeror may not be obligated to accept for purchase, or pay for, any Shares tendered. See Section 14—“Conditions of the Offer.”

Antitrust. Under the HSR Act, and the related rules and regulations that have been issued by the U.S. Federal Trade Commission (the “FTC”), certain acquisition transactions may not be consummated until certain information and documentary material has been furnished for review by the FTC and the Antitrust Division of the U.S. Department of Justice (the “Antitrust Division”) and certain waiting period requirements have been satisfied. These requirements apply to Cardinal Health by virtue of Offeror’s acquisition of Shares in the Offer and the Merger.

Under the HSR Act, the purchase of Shares in the Offer may not be completed until the expiration of a 15-calendar-day waiting period following the filing of certain required information and documentary material concerning the Offer with the FTC and the Antitrust Division, unless the waiting period is earlier terminated by the FTC and the Antitrust Division. Cardinal Health has filed a Premerger Notification and Report Form under the HSR Act with the FTC and the Antitrust Division in connection with the purchase of Shares in the Offer and the Merger on May 22, 2007, and the required waiting period with respect to the Offer and the Merger will expire at 11:59 p.m., New York City time, on the 15th calendar day after the filing, unless earlier terminated by the FTC or the Antitrust Division or Cardinal Health receives a request for additional information or documentary material prior to that time. If, within the 15-calendar-day waiting period, either the FTC or the Antitrust Division requests additional information or documentary material from Cardinal Health, the waiting period with respect to the Offer and the Merger would be extended for an additional period of ten calendar days following the date of Cardinal Health’s substantial compliance with that request. If either the 15-day or 10-day waiting period expires on a Saturday, Sunday or legal holiday, then the period is extended until the end of the next day that is not a Saturday, Sunday or legal public holiday. Only one extension of the waiting period pursuant to a request for additional information is authorized by the HSR Act rules. After that time, the waiting period could be extended only by court order or with Cardinal Health’s consent. The FTC or the Antitrust Division may terminate the additional ten-calendar-day waiting period before its expiration. In practice, complying with a request for additional information or documentary material can take a significant period of time. Although VIASYS is required to file certain information and documentary material with the FTC and the Antitrust Division in connection with the Offer, neither VIASYS’ failure to make those filings nor a request made to VIASYS from the FTC or the Antitrust Division for additional information or documentary material will extend the waiting period with respect to the purchase of Shares in the Offer and the Merger.

The FTC and the Antitrust Division frequently scrutinize the legality under the antitrust laws of transactions, such as Cardinal Health’s acquisition of Shares in the Offer and the Merger. At any time before or after Offeror’s purchase of Shares, the FTC or the Antitrust Division could take any action under the antitrust laws that it either considers necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares in the Offer and the Merger, the divestiture of Shares purchased in the Offer or the divestiture of substantial assets of Cardinal Health, Offeror, VIASYS or any of their respective subsidiaries or affiliates. Private parties as well as state attorneys general also may bring legal actions under the antitrust laws under certain circumstances. See Section 14—“Conditions of the Offer.”

Cardinal Health and VIASYS conduct business in a number of countries outside of the United States. Based on a review of the information currently available about the businesses in which Cardinal Health and VIASYS are engaged, a pre-merger notification filing is required to be made under the competition laws of Germany and may be required in other foreign jurisdictions. Under the laws of Germany and these other foreign jurisdictions, the acquisition of Shares pursuant to the Offer may be consummated only if the acquisition is approved by the relevant governmental authority of Germany and such other countries, either by written approval or by the expiration of an applicable waiting period commenced by making the appropriate filings with such governmental authorities. On May 18, 2007, Cardinal Health and VIASYS filed a pre-merger notification in Germany. Cardinal Health and VIASYS also intend to make a similar filing in Spain as soon as practicable. Cardinal Health and VIASYS will make any other necessary filings as expeditiously as possible. While Cardinal Health and VIASYS believe that the required pre-merger approval in Germany, Spain and any other jurisdiction can be obtained within the initial waiting periods, it is not certain that such approvals will be granted, and if such approvals are granted, it is not certain as to the date of the approval. Transactions such as Cardinal Health and Offeror’s acquisition of Shares pursuant to the Offer are frequently scrutinized by foreign antitrust authorities. Therefore, there can be no assurance that a challenge to the Offer under foreign antitrust or competition grounds will not be made or, if such a challenge is made, the result thereof. If any applicable waiting period has not expired or been terminated or any approval or exemption required to consummate the Offer has not been obtained, neither Cardinal Health nor Offeror will be obligated to accept for payment or pay for any tendered Shares unless and until such approval has been obtained or such applicable waiting period has expired or exemption been obtained.

To the extent it would allow an earlier first acceptance for payment by Offeror of the Shares tendered in the Offer, Cardinal Health has undertaken to refrain from exercising the voting rights of the Shares it acquires in the Offer in a manner that affects competition in or sales to any member state of the European Union in which, and so long as, a required antitrust waiting period has not expired or been terminated or any antitrust approval or exemption required to consummate the Offer has not been obtained.

Based upon an examination of publicly available information relating to the businesses in which VIASYS is engaged, however, Cardinal Health and Offeror believe that the acquisition of Shares in the Offer and the Merger should not violate applicable antitrust laws. Nevertheless, Cardinal Health and Offeror cannot be certain that a challenge to the Offer and the Merger on antitrust grounds will not be made, or, if such challenge is made, what the result will be. See Section 14—“Conditions of the Offer.”

16. FEES AND EXPENSES

Cardinal Health has retained MacKenzie Partners, Inc. as Information Agent in connection with the Offer. The Information Agent may contact the VIASYS stockholders by mail, telephone, telex, telegraph and personal interview and may request brokers, dealers and other nominee stockholders to forward material relating to the Offer to beneficial owners of Shares. Cardinal Health will pay the Information Agent reasonable and customary compensation for these services in addition to reimbursing the Information Agent for its reasonable out-of-pocket expenses. Cardinal Health has agreed to indemnify the Information Agent against certain liabilities and expenses in connection with the Offer, including certain liabilities under the U.S. federal securities laws. In addition, Cardinal Health has retained Computershare Trust Company, N.A. as the Depositary. Cardinal Health will pay the Depositary reasonable and customary compensation for its services in connection with the Offer, will reimburse the Depositary for its reasonable out-of-pocket expenses, and will indemnify the Depositary against certain liabilities and expenses, including certain liabilities under the U.S. federal securities laws.

Except as set forth above, Cardinal Health will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Shares pursuant to the Offer. Cardinal Health will reimburse brokers, dealers, commercial banks and trust companies and other nominees, upon request, for customary clerical and mailing expenses incurred by them in forwarding offering materials to their customers.

17.	MISCELLANEOUS

Cardinal Health and Offeror are not aware of any jurisdiction where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If Cardinal Health and Offeror become aware of any valid state statute prohibiting the making of the Offer or the acceptance of the Shares, Cardinal Health and Offeror will make a good faith effort to comply with that state statute. If, after a good faith effort, Cardinal Health and Offeror cannot comply with the state statute, Offeror will not make the Offer to, nor will Offeror accept tenders from or on behalf of, the VIASYS stockholders in that state. Cardinal Health and Offeror have filed with the SEC a Tender Offer Statement on Schedule TO pursuant to Rule 14d-3 promulgated under the Exchange Act, together with exhibits furnishing certain additional information with respect to the Offer, and may file amendments thereto. In addition, VIASYS has filed with the SEC the Schedule 14D-9, together with exhibits, pursuant to Rule 14d-9 promulgated under the Exchange Act, setting forth the recommendation of the VIASYS board of directors with respect to the Offer and the reasons for the recommendation of the VIASYS board of directors and furnishing certain additional related information. A copy of these documents, and any amendments thereto, may be examined at, and copies may be obtained from, the SEC in the manner set forth under Section 8—“Information Concerning VIASYS” and Section 9—“Information Concerning Cardinal Health and Offeror.”

Neither Cardinal Health nor Offeror has authorized any person to give any information or to make any representation on behalf of either Cardinal Health or Offeror not contained in this Offer to Purchase or in the related Letter of Transmittal, and, if given or made, you should not rely on any such information or representation as having been authorized.

Neither the delivery of the Offer to Purchase nor any purchase pursuant to the Offer will, under any circumstances, create any implication that there has been no change in the affairs of Cardinal Health, Offeror, VIASYS or any of their respective subsidiaries since the date as of which information is furnished or the date of this Offer to Purchase.

EAGLE MERGER CORP.

May 23, 2007

SCHEDULE I

DIRECTORS AND EXECUTIVE OFFICERS OF CARDINAL HEALTH AND OFFEROR

1. CARDINAL HEALTH

The following table sets forth the name and present principal occupation or employment, and material occupations, positions, offices or employment for the past five years of each director and executive officer of Cardinal Health. Unless otherwise indicated, each director and executive officer has been so employed for a period in excess of five years. Unless otherwise indicated, the business address of each of these individuals is c/o Cardinal Health, Inc., at 7000 Cardinal Place, Dublin, Ohio 43017, and each of these individuals is a citizen of the United States of America.

Directors

Name	Principal Occupation and Five-Year Employment History
R. Kerry Clark	President and Chief Executive Officer of Cardinal Health, since April 2006; Vice Chairman of the Board—P&G Family Health and a director of The Procter & Gamble Company, a marketer of consumer products (“Procter & Gamble”), July 2004 to April 2006; Vice Chairman of the Board and President—Global Market Development and Business Operations of Procter & Gamble, 2002 to July 2004; President—Global Market Development and Business Operations of Procter & Gamble, 2001 to 2002 (director of Textron Inc., an aircraft, automotive and industrial products manufacturer and financial services company (“Textron”)). Mr. Clark is a citizen of Canada.

George H. Conrades	Executive Chairman, Akamai Technologies, Inc., an e-business infrastructure provider, since April 2005; Chairman and Chief Executive Officer of Akamai Technologies, Inc., April 1999 to April 2005; Venture partner in Polaris Venture Partners, an early stage investment company, since August 1998 (director of Akamai Technologies, Inc. and Harley-Davidson, Inc., a motorcycle manufacturer).

Calvin Darden	Retired Senior Vice President, U.S. Operations of United Parcel Service, Inc., January 2000 to April 2005 (director of Target Corporation, an operator of large-format general merchandise discount stores, and Coca-Cola Enterprises, Inc., a marketer, seller, manufacturer and distributor of nonalcoholic beverages).

John F. Finn	Chairman and Chief Executive Officer of Gardner, Inc., a supply chain management company servicing the outdoor power equipment industry (director of J.P. Morgan Funds, a registered investment company).

Philip L. Francis	Chairman and Chief Executive Officer of PetSmart, Inc., a specialty retailer of services and solutions for pets, since 1999 (director of SuperValu Inc., a grocery retailer, and PetSmart, Inc.).

Robert L. Gerbig	Retired Chairman and Chief Executive Officer of Gerbig, Snell/Weisheimer & Associates, Inc., an advertising agency.

J. Michael Losh	Former Chief Financial Officer of Cardinal Health (on an interim basis), July 2004 to May 2005; Chief Financial Officer of General Motors Corporation, an automobile manufacturer, 1994 to August 2000 (director of AMB Property Corporation, an industrial real estate owner and operator; Aon Corporation, an insurance brokerage, consulting and underwriting company (“Aon”); H.B. Fuller Company, a specialty chemicals and industrial adhesives manufacturer; Masco Corp., a manufacturer of home improvement and building products, and TRW Automotive Holdings Corp., a supplier of automotive systems, modules and components).

Name	Principal Occupation and Five-Year Employment History
John B. McCoy	Retired Non-Executive Chairman of Corillian Corporation, an online banking and software services company, June 2000 to January 2004; Chief Executive Officer of Bank One Corporation, a bank holding company, 1984 to December 1999 (director of AT&T, Inc., a telecommunications systems company, and ChoicePoint Inc., a provider of data management products and services).

Richard C. Notebaert	Chairman and Chief Executive Officer of Qwest Communications International Inc., a telecommunications systems company, since July 2002; President and Chief Executive Officer of Tellabs, Inc., a communications equipment and services provider, September 2000 to July 2002 (director of Qwest Communications International Inc. and Aon).

Michael D. O’Halleran	Senior Executive Vice President of Aon, since September 2004; President and Chief Operating Officer of Aon, April 1999 to September 2004.

David W. Raisbeck	Vice Chairman of Cargill, Incorporated, a marketer, processor and distributor of agricultural, food, financial and industrial products and services, since November 1999 (director of Eastman Chemical Company, a plastics, chemicals and fibers manufacturer).

Jean G. Spaulding, M.D.

Private medical practice in psychiatry, since 1977; Consultant, Duke University Health System, a non-profit academic health care system, since January 2003; Associate Clinical Professorships at Duke University Medical Center, a non-profit academic hospital, since 1998; Vice Chancellor for Health Affairs, Duke University Health System, 1998 to 2002; Trustee, The Duke Endowment, a charitable trust, since January 2002.

Matthew D. Walter	Chairman and Chief Executive Officer of BoundTree Medical Products, Inc., a provider of medical equipment to the emergency medical market, since November 2000; Managing Partner of Talisman Capital, a private investment company, since June 2000; Vice President and General Manager of National PharmPak, Inc., a subsidiary of Cardinal Health, Inc., July 1996 to September 2000 (director of Bancinsurance Corporation, an insurance holding company). Mr. M. Walter is the son of Robert D. Walter, Cardinal Health’s Executive Chairman of the Board.

Robert D. Walter	Executive Chairman of the Board of Directors of Cardinal Health, since April 2006; Chairman and Chief Executive Officer of Cardinal Health, 1971 to April 2006 (director of American Express Company, a travel, financial and network services company (“American Express”)). Mr. R. Walter is the father of Matthew D. Walter, a Director of Cardinal Health.

Gregory B. Kenny (election effective August 1, 2007)	President and Chief Executive Officer of General Cable Corporation, a manufacturer of aluminum, copper, and fiber-optic wire and cable products, since August 2001 (director of General Cable Corporation and Corn Products International, Inc., a global manufacturer of corn-refined products and ingredients).

Executive Officers

Name	Principal Occupation and Five-Year Employment History
R. Kerry Clark	President and Chief Executive Officer of Cardinal Health, since April 2006; Vice Chairman of the Board—P&G Family Health and a director of Procter & Gamble, July 2004 to April 2006; Vice Chairman of the Board and President—Global Market Development and Business Operations of Procter & Gamble, 2002 to July 2004; President—Global Market Development and Business Operations of Procter & Gamble, 2001 to 2002 (director of Textron). Mr. Clark is a citizen of Canada.

Ivan K. Fong	Chief Legal Officer and Secretary of Cardinal Health, since November 2005; Senior Vice President and General Counsel of GE Vendor Financial Services, a unit of General Electric Company, a diversified technology, media and financial services company, January 2004 to October 2005; Chief Privacy Leader and Senior Counsel, Information Technology, General Electric Company, August 2002 to December 2003; Senior Counsel, E-Commerce and Information Technology, General Electric Company, April 2000 to July 2002.

Jeffrey W. Henderson	Chief Financial Officer of Cardinal Health, since May 2005, after joining Cardinal Health as Executive Vice President in April 2005; President and General Manager of Eli Lilly Canada, Inc., a subsidiary of Eli Lilly and Company, a pharmaceutical company, July 2003 to April 2005; Vice President and Corporate Controller, Eli Lilly, January 2000 to July 2003. Mr. Henderson is a citizen of Canada.

Mark W. Parrish	Chief Executive Officer, Healthcare Supply Chain Services of Cardinal Health, since November 2006; Group President—Pharmaceutical Supply Chain Services of Cardinal Health, August 2006 to November 2006; President and Chief Operating Officer—Pharmaceutical Supply Chain Services of Cardinal Health, September 2005 to August 2006; Chairman and Chief Executive Officer—Pharmaceutical Distribution and Provider Services of Cardinal Health, August 2004 to September 2005; Executive Vice President and Group President—Pharmaceutical Distribution of Cardinal Health, January 2003 to August 2004; President, Medicine Shoppe International, a subsidiary of Cardinal Health, July 2001 to January 2003.

David L. Schlotterbeck	Chief Executive Officer—Clinical and Medical Products of Cardinal Health, since May 2007; Chief Executive Officer—Pharmaceutical and Medical Products of Cardinal Health, August 2006 to May 2007; Chairman and Chief Executive Officer—Clinical Technologies and Services of Cardinal Health, August 2004 to August 2006; President of Alaris, a subsidiary of Cardinal Health, June 2004 to August 2004; President and Chief Executive Officer and a director of Alaris, November 1999 to June 2004 (director of STAAR Surgical Co., a developer and manufacturer of ophthalmic products). Mr. Schlotterbeck’s business address is c/o Cardinal Health, Inc., 3750 Torrey View Ct., San Diego, CA 92130.

Daniel J. Walsh	Executive Vice President and Chief Ethics and Compliance Officer of Cardinal Health, since May 2005; Vice President and Chief Compliance Officer of Scientific-Atlanta Inc., a cable and telecommunications manufacturing company, May 2003 to May 2005; various compliance roles, including Vice President, Audit and Compliance and Corporate Compliance Officer, TI Group PLC/Smiths Group PLC (TI and Smiths merged January 2001), a medical, industrial and aerospace manufacturing company, 1993 to May 2003.

Robert D. Walter	Executive Chairman of the Board of Directors of Cardinal Health, April 2006 to present; Chairman and Chief Executive Officer of Cardinal Health, 1971 to April 2006 (director of American Express). Mr. R. Walter is the father of Matthew D. Walter, a Director of Cardinal Health. Mr. R. Walter owns various managed investment accounts, one of which currently holds approximately

Name	Principal Occupation and Five-Year Employment History
700 shares of VIASYS common stock and is managed by a third-party manager, which makes all investment decisions with respect to the VIASYS shares. Mr. R. Walter had no involvement in any of that account’s decisions to acquire the VIASYS shares. In addition, he has neither voting nor dispositive power over the shares.

Carole S. Watkins	Chief Human Resources Officer and its predecessor position, Executive Vice President—Human Resources of Cardinal Health, since August 2000.

OFFEROR

Director

The following table sets forth the name and present principal occupation or employment, and material occupations, positions, offices or employment for the past five years of the sole director of Offeror.

Name	Principal Occupation and Five-Year Employment History
Jeffrey W. Henderson

Chief Financial Officer of Cardinal Health, since May 2005, after joining Cardinal Health as Executive Vice President in April 2005; President and General Manager of Eli Lilly Canada, Inc., a subsidiary of Eli Lilly and Company, a pharmaceutical company, July 2003 to April 2005; Vice President and Corporate Controller, Eli Lilly, January 2000 to July 2003. Mr. Henderson is a citizen of Canada. Mr. Henderson’s business address is c/o Cardinal Health, at 7000 Cardinal Place, Dublin, Ohio 43017.

Executive Officers

The following table sets forth the name and present principal occupation or employment, and material occupations, positions, offices or employment for the past five years of each executive officer of Offeror. Unless otherwise indicated, each executive officer has been so employed for a period in excess of five years. Unless otherwise indicated below, each occupation set forth opposite each person refers to employment with Cardinal Health, the business address of each of these individuals is c/o Cardinal Health, at 7000 Cardinal Place, Dublin, Ohio 43017, and each of these individuals is a citizen of the United States of America.

Name	Principal Occupation and Five-Year Employment History
Ivan K. Fong

Secretary of Eagle Merger Corp., since May 2007; Chief Legal Officer and Secretary of Cardinal Health, since November 2005; Senior Vice President and General Counsel of GE Vendor Financial Services, a unit of General Electric Company, a diversified technology, media and financial services company, January 2004 to October 2005; Chief Privacy Leader and Senior Counsel, Information Technology, General Electric Company, August 2002 to December 2003; Senior Counsel, E-Commerce and Information Technology, General Electric Company, April 2000 to July 2002.

Brendan A. Ford	Executive Vice President—Corporate Development of Eagle Merger Corp., since May 2007; Executive Vice President—Corporate Development of Cardinal Health, since November 1999; Interim General Counsel and Secretary of Cardinal Health, April 2005 to November 2005.

Jeffrey W. Henderson	Treasurer of Eagle Merger Corp., since May 2007; Chief Financial Officer of Cardinal Health, since May 2005, after joining Cardinal Health as Executive Vice President in April 2005; President and General Manager of Eli Lilly Canada, Inc., a subsidiary of Eli Lilly and Company, a pharmaceutical company, July 2003 to April 2005; Vice President and Corporate Controller, Eli Lilly, January 2000 to July 2003. Mr. Henderson is a citizen of Canada.

Name	Principal Occupation and Five-Year Employment History

David L. Schlotterbeck	President of Eagle Merger Corp., since May 2007; Chief Executive Officer—Clinical and Medical Products of Cardinal Health, since May 2007; Chief Executive Officer—Pharmaceutical and Medical Products of Cardinal Health, August 2006 to May 2007; Chairman and Chief Executive Officer—Clinical Technologies and Services of Cardinal Health, August 2004 to August 2006; President of Alaris, a subsidiary of Cardinal Health, June 2004 to August 2004; President and Chief Executive Officer and a director of Alaris, November 1999 to June 2004 (director of STAAR Surgical Co., a developer and manufacturer of ophthalmic products). Mr. Schlotterbeck’s business address is c/o Cardinal Health, Inc., 3750 Torrey View Ct., San Diego, CA 92130.

Facsimile copies of Letters of Transmittal, properly completed and duly executed, will be accepted. The appropriate Letter of Transmittal, the Share Certificates and any other required documents should be sent or delivered by each VIASYS stockholder or the VIASYS stockholder’s broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses set forth below:

The Depositary for the Offer is:

Facsimile for Eligible Institutions: (617) 360-6810 Confirm by Telephone: (781) 575-2332	By Mail: Computershare Trust Company, N.A. c/o Voluntary Corporate Actions P.O. Box 43011 Providence, RI 02940-3011	By Overnight Courier: Computershare Trust Company, N.A. c/o Voluntary Corporate Actions 250 Royall Street Canton, MA 02021

You may direct questions and requests for assistance to the Information Agent at its address and telephone number set forth below. You may obtain additional copies of this Offer to Purchase, the related Letter of Transmittal and other tender offer materials from the Information Agent as set forth below, and they will be furnished promptly at Cardinal Health’s expense. You also may contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

The Information Agent for the Offer is:

105 Madison Avenue

New York, New York 10016

Call Collect (212) 929-5500

or

Call Toll-Free (800) 322-2885

Email: proxy@mackenziepartners.com